Exhibit 10(w)

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 VTF CORPORATION

                                  AS PURCHASER

                                       AND

                      THE FLIGHT INTERNATIONAL GROUP, INC.

                           FLIGHT INTERNATIONAL, INC.

                       FLIGHT INTERNATIONAL AVIATION, INC.

                  FLIGHT INTERNATIONAL SALES AND LEASING, INC.

                               FLIGHT ALASKA, INC.

                                       AND

                      FLIGHT INTERNATIONAL OF FLORIDA, INC.

                                   AS SELLERS

                             DATED AS OF MAY 9, 2002

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS............................................................................................1
ARTICLE II  ASSETS ACQUIRED; LIABILITIES ASSUMED.................................................................10
   Section 2.1  Purchase and Sale of Assets......................................................................10
   Section 2.2  Excluded Assets..................................................................................12
   Section 2.3  Assumed Liabilities..............................................................................12
   Section 2.4  Excluded Liabilities.............................................................................13
   Section 2.5  Contested Obligations............................................................................14
ARTICLE III  PURCHASE PRICE AND PAYMENT TERMS....................................................................15
   Section 3.1  Purchase of the Asset by Purchaser; Total Purchase Price.........................................15
   Section 3.2  Payment of Purchase Price........................................................................15
   Section 3.3  Escrow Agreement; Initial Escrow Amount..........................................................15
   Section 3.4  Transfer Taxes...................................................................................15
   Section 3.5  Allocation of Purchase Price.....................................................................16
ARTICLE IV  THE CLOSING..........................................................................................16
   Section 4.1  Closing Date.....................................................................................16
   Section 4.2  Relinquishment of Control........................................................................16
   Section 4.3  Closing Date Deliveries..........................................................................16
   Section 4.4  Further Assurances...............................................................................16
   Section 4.5  Financing........................................................................................17
ARTICLE V  CERTAIN COVENANTS.....................................................................................17
   Section 5.1  Access to Books and Records and Personnel........................................................17
   Section 5.2  Post-Closing Access..............................................................................17
   Section 5.3  Notice of Certain Events.........................................................................18
   Section 5.4  Conduct of Business by the Sellers...............................................................18
   Section 5.5  Regulatory Matters...............................................................................21
   Section 5.6  Updated Financial Information....................................................................22
   Section 5.7  Transaction Proposals............................................................................22
   Section 5.8  Customers and Suppliers..........................................................................22
   Section 5.9  Arrangements with Employees......................................................................23
   Section 5.10  Purchaser's Governmental Approvals..............................................................23
   Section 5.11  Transfer of Purchased Contracts; Third Party Consents...........................................23
   Section 5.12  Provisions Respecting Government Contracts......................................................23
   Section 5.13  COBRA...........................................................................................25
   Section 5.14  Preparation of the Proxy Statement..............................................................25
   Section 5.15  Shareholder Meeting.............................................................................25
   Section 5.16  Sellers Representative Agreement................................................................26
   Section 5.17  Noncompetition..................................................................................26
   Section 5.18  Nondisclosure of Proprietary Data...............................................................27
   Section 5.19  Refund Claims and Warranty Claims...............................................................28
   Section 5.20  Satisfaction of Warranty and Refund Claims......................................................28
   Section 5.21  Change Orders...................................................................................28
   Section 5.22  Bulk Sales Law..................................................................................29

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................................................29
   Section 6.1  Organization and Standing of each Seller.........................................................29
   Section 6.2  Authorization and Binding Obligation of each Seller..............................................29
   Section 6.3  Non-Contravention................................................................................30
   Section 6.4  Indebtedness.....................................................................................30
   Section 6.5  Ability to Perform Obligations...................................................................30
   Section 6.6  Dividends and Other Distributions................................................................30
   Section 6.7  Accounting Records...............................................................................30
   Section 6.8  Financial Statements; Changes; Contingencies.....................................................31
   Section 6.9  The Assets.......................................................................................31
   Section 6.10  Accounts Receivable.............................................................................32
   Section 6.11  Inventory.......................................................................................32
   Section 6.12  Intangible Personal Property....................................................................32
   Section 6.13  Real Property...................................................................................34
   Section 6.14  Tangible Personal Property......................................................................34
   Section 6.15  Necessary Properties............................................................................35
   Section 6.16  Insurance.......................................................................................35
   Section 6.17  Accounts Payable................................................................................36
   Section 6.18  Tax Matters.....................................................................................36
   Section 6.19  Litigation......................................................................................37
   Section 6.20  Labor Relations.................................................................................38
   Section 6.21  Employee Benefits...............................................................................38
   Section 6.22  Certain Interests...............................................................................39
   Section 6.23  Governmental Approvals; Compliance with Laws....................................................39
   Section 6.24  Customers.......................................................................................39
   Section 6.25  Suppliers.......................................................................................40
   Section 6.26  Environmental Matters...........................................................................40
   Section 6.27  Brokers, Finders................................................................................41
   Section 6.28  Material Contracts..............................................................................41
   Section 6.29  Absence of Undisclosed Changes..................................................................43
   Section 6.30  Government Contracts............................................................................43
   Section 6.31  Clearances......................................................................................45
   Section 6.32  Disclosure; Due Diligence.......................................................................45
   Section 6.33  SEC Reports.....................................................................................45
   Section 6.34  Information.....................................................................................45
   Section 6.35  Customer Warranties and Return Policies.........................................................46
   Section 6.36  Products Liability..............................................................................46
   Section 6.37  Federal Reserve Board Regulations...............................................................46
   Section 6.38  No Controlling Shareholder......................................................................46
ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................................47
   Section 7.1  Organization and Standing of Purchaser...........................................................47
   Section 7.2  Authorization and Binding Obligation of Purchaser................................................47
   Section 7.3  Ability to Perform Obligations...................................................................47
   Section 7.4  Brokers, Finders.................................................................................47
   Section 7.5  U.S. Persons.....................................................................................47

ARTICLE VIII  TERMINATION........................................................................................48
   Section 8.1  Termination of Agreement.........................................................................48
   Section 8.2  Effect of Termination............................................................................49
   Section 8.3  Expenses.........................................................................................49
ARTICLE IX  CLOSING CONDITIONS OF PURCHASER......................................................................49
   Section 9.1  Representations, Warranties and Covenants of the Sellers.........................................49
   Section 9.2  Deliveries to Be Made by the Sellers at the Closing..............................................50
   Section 9.3  Shareholder Approval.............................................................................51
   Section 9.4  Third Party Consents.............................................................................51
   Section 9.5  CAS-MOS Contract.................................................................................51
   Section 9.6  Orders; Illegality...............................................................................51
   Section 9.7  Absence of Investigations and Proceedings........................................................51
   Section 9.8  Governmental Approvals...........................................................................52
   Section 9.9  Absence of Certain Changes.......................................................................52
   Section 9.10  Financing.......................................................................................52
   Section 9.11  Due Diligence...................................................................................52
   Section 9.12  Environmental Audits............................................................................52
   Section 9.13  Release of Liens................................................................................52
   Section 9.14  Employment Agreement............................................................................52
   Section 9.15  Non-Competition Agreement.......................................................................53
   Section 9.16  Transfer Taxes..................................................................................53
   Section 9.17  Maritime Transaction............................................................................53
   Section 9.18  Retention of Key Employees......................................................................53
   Section 9.19  Escrow Agreement................................................................................53
   Section 9.20  Sellers Representative Agreement................................................................53
ARTICLE X  CLOSING CONDITIONS OF THE SELLERS.....................................................................53
   Section 10.1  Representations, Warranties and Covenants of Purchaser..........................................53
   Section 10.2  Deliveries to be Made by Purchaser at the Closing...............................................54
   Section 10.3  Shareholder Approval............................................................................54
   Section 10.4  Orders; Illegality..............................................................................55
   Section 10.5  Escrow Agreement................................................................................55
   Section 10.6  Absence of Investigations and Proceedings.......................................................55
   Section 10.7  Governmental Approvals..........................................................................55
ARTICLE XI  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................55
   Section 11.1  Indemnification by the Sellers..................................................................55
   Section 11.2  Indemnification by Purchaser....................................................................56
   Section 11.3  Cooperation.....................................................................................57
   Section 11.4  Limitations on Indemnification..................................................................57
   Section 11.5  Notice to Indemnifying Party....................................................................57
   Section 11.6  Defense by Indemnifying Party...................................................................57
   Section 11.7  Survival of Representations and Warranties......................................................58
   Section 11.8  Survival of Representations and Covenants of Purchaser..........................................59
ARTICLE XII  CONFIDENTIALITY.....................................................................................59
   Section 12.1  Confidentiality of the Sellers..................................................................59
   Section 12.2  Confidentiality of Purchaser....................................................................60

ARTICLE XIII  MISCELLANEOUS......................................................................................61
   Section 13.1  Change Corporate Name...........................................................................61
   Section 13.2  Expenses........................................................................................61
   Section 13.3  Notices and Other Communications................................................................61
   Section 13.4  Counterparts....................................................................................62
   Section 13.5  Written Agreement to Govern.....................................................................62
   Section 13.6  Assignability...................................................................................62
   Section 13.7  No Waiver of Rights.............................................................................62
   Section 13.8  Subject Headings................................................................................62
   Section 13.9  Further Assurances..............................................................................62
   Section 13.10  Schedules and Exhibits.........................................................................63
   Section 13.11  Severability...................................................................................63
   Section 13.12  Publicity and Reports..........................................................................63
   Section 13.13  Parties in Interest; Joint and Several Liability of the Sellers................................64
   Section 13.14  Specific Performance...........................................................................64
   Section 13.15  GOVERNING LAW; CONSENT TO JURISDICTION.........................................................64

                             SCHEDULES AND EXHIBITS

         Schedule 1.......................Permitted Encumbrances
         Schedule 2.2.....................Excluded Assets
         Schedule 2.3.4...................Affiliate Trade Payables
         Schedule 3.5.....................Allocation of Purchase Price
         Schedule 5.4.....................Conduct of Business
         Schedule 6.1.....................Organization
         Schedule 6.3.....................Non-Contravention
         Schedule 6.4.....................Indebtedness
         Schedule 6.8.....................Financial Statements
         Schedule 6.10....................Accounts Receivable
         Schedule 6.11....................Inventory
         Schedule 6.12....................Intangible Personal Property
         Schedule 6.13....................Real Property
         Schedule 6.14....................Tangible Personal Property
         Schedule 6.16....................Insurance
         Schedule 6.18....................Tax Matters
         Schedule 6.19....................Litigation
         Schedule 6.20....................Labor Relations
         Schedule 6.21....................Employee Benefits; ERISA
         Schedule 6.22....................Certain Interests
         Schedule 6.23....................Governmental Approvals; Compliance with Laws
         Schedule 6.24....................Customer
         Schedule 6.25....................Suppliers
         Schedule 6.26 ...................Environmental Matters
         Schedule 6.28....................Material Contracts
         Schedule 6.29....................Undisclosed Changes
         Schedule 6.30....................Government Contracts
         Schedule 6.31....................Clearances
         Schedule 6.33....................SEC Reports
         Schedule 6.35....................Customer Warranties and Return Policies
         Schedule 6.36....................Product Liability
         Schedule 13.3....................Notice Addresses
         Exhibit A........................Form of Escrow Agreement
         Exhibit B........................Form of Assignment and Assumption Agreement Sellers' Assumed
         Exhibit C........................Sellers' Assumed Indebtedness Schedule
         Exhibit D........................Form of Sellers Representative Agreement
         Exhibit E........................Form of Affidavit of Non-Foreign Status (Entity)
         Exhibit F........................Term Sheet For Sandlin Employment Agreement
         Exhibit G........................Term Sheet For Bone Employment and Non-
                                            Competition Agreement
         Exhibit H........................Form of Opinion of Purchaser's Counsel

                                       v

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made this 9th day of May, 2002, by and among VTF CORPORATION, a Delaware corporation (together with its successors or assigns, "Purchaser"), THE FLIGHT INTERNATIONAL GROUP, INC., a Georgia corporation ("FIG"), FLIGHT INTERNATIONAL, INC., a Georgia corporation ("FII"), FLIGHT INTERNATIONAL AVIATION, INC., a Georgia corporation ("FIA"), FLIGHT INTERNATIONAL SALES AND LEASING, INC., a Delaware corporation ("FIS"), FLIGHT ALASKA, INC., a Delaware corporation ("FAI"), and FLIGHT INTERNATIONAL OF FLORIDA, INC., a Florida corporation ("FIOF", and together with FIG, FII, FIA, FIS and FAI, each is individually referred to herein as a "Seller" and are collectively referred to herein as the "Sellers").

                                    RECITALS

         1. The Sellers operate in the aerospace and aviation services industries and individually or collectively (i) perform military training services for the United States Department of Defense, other government agencies and foreign countries, (ii) provide training and testing in the aerospace industry and (iii) operate a fixed base operation at the Newport
News/Williamsburg International Airport, a scheduled cargo and charter passenger airline throughout Alaska, and aircraft modification, repair and overhaul centers, together with other activities ancillary or related thereto (collectively, the "Business").

         2. The Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, all of their respective assets related to the Business, and the Purchaser is willing to assume certain liabilities of the Sellers in connection therewith.

         3. As a condition and inducement to Purchaser's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Purchaser and David E. Sandlin are entering into a Voting Agreement, dated as of the date of this Agreement, pursuant to which Mr. Sandlin has agreed to vote his shares of FIG capital stock in favor of the proposal to approve the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of and subject to the mutual undertakings and agreements hereinafter set forth, Purchaser and the Sellers agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         "Adjustment Amount" shall mean the amount by which the Assumed Indebtedness exceeds $34,800,000; provided that the Adjustment Amount shall be reduced on a dollar-for-dollar basis by the Maritime Adjustment Amount. If the Assumed Indebtedness is equal to or less than $34,800,000, the Adjustment Amount shall be zero.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" shall mean this Asset Purchase Agreement, as the same may be amended or otherwise modified from time to time in accordance with its terms.

         "April 30 Balance Sheet" shall have the meaning set forth in Section 6.8.1.

         "Assets" shall have the meaning set forth in Section 2.1.

         "Associate" of a Person shall mean: (i) a corporation or organization (other than the Sellers) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such Person or any relative of such spouse.

         "Assumed Indebtedness" shall mean the combined Indebtedness of Maritime and its Subsidiaries and the Sellers assumed or incurred, directly or indirectly, by Purchaser or one or more of its Subsidiaries on the Closing Date, as set forth on the Sellers' Assumed Indebtedness Schedule.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

         "Audited Financial Statements" shall have the meaning set forth in
Section 6.8.1.

         "Base Purchase Price" shall have the meaning set forth in Section 3.1.

         "Best Efforts" shall mean the commercially reasonable efforts that a Person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as reasonably expeditiously as possible.

         "Bone" shall mean John R. Bone.

         "Bone Employment and Non-Competition Agreement" shall have the meaning set forth in Section 9.15.

         "Business" shall have the meaning set forth in the Recitals hereto.

         "Closing" shall have the meaning set forth in Section 4.1.

         "Closing Date" shall have the meaning set forth in Section 4.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Contracts" shall mean all contracts, agreements and legally binding commitments relating to the Business or the Assets or to which any of the Sellers is a party or has an interest, whether oral or written, including, but not limited to, purchase, sale or other commitments, Customer Contracts, Government Contracts, distributorship, franchise or similar agreements, patent or trademark licensing agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), aircraft leases, equipment leases, employment agreements (including, but not limited to, agreements entered into by employees of any of the Sellers relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements and union or collective bargaining agreements, guarantees, loan agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements and supply or requirements contracts.

         "Customer Contracts" shall mean all agreements, service contracts, purchase orders, sales confirmations or similar commitments entered into by any of the Sellers, which provide for obligations to deliver Services and/or Products, the rights to be paid for those Services and/or Products and the obligations and rights that are ancillary to those obligations and rights.

         "Customer Lists" shall mean all lists (including name, and to the extent known to any Seller, current address and telephone number) of Persons which have purchased Services and/or Products from the Business since January 1, 1999.

         "Dollars" or "$" shall mean United States dollars.

         "Encumbrance" in respect of any property or assets, shall mean any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Law, including any lien, mortgage, pledge, security interest, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

         "Environmental Law" shall mean any Federal, state or local law, rule, regulation, order, treaty, statute or permit of or issued by any Governmental Authority, as amended from time to time, relating to the protection of human health, safety, the environment, natural resources and wildlife, including, but not limited to those relating to (i) the protection or use of surface water, groundwater, rivers and other bodies of water; (ii) the protection of ambient and indoor air quality; (iii) the management, manufacture, possession, presence, use, generation, transportation, distribution, treatment, storage, disposal, release, threatened release, abatement, removal, remediation of, or exposure to, any Hazardous Substance; or (iv) the prevention, mitigation, or remediation of environmental pollution in any form.

         "Environmental Permits" shall have the meaning set forth in Section 6.26.4.

         "Environmental Reports" shall have the meaning set forth in Section 6.26.9.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any of the Sellers, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any of the Sellers, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any of the Sellers, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

         "Escrow Agent" shall mean the escrow agent set forth in the Escrow Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement described in Section
3.3 to be entered into by Purchaser, the Representative and the Escrow Agent, substantially in the form of Exhibit A hereto.

         "Escrow Fund" shall mean the Initial Escrow Amount and all interest and earnings thereon.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.4.

         "FAI" shall have the meaning set forth in the Preamble hereto.

         "FIA" shall have the meaning set forth in the Preamble hereto.

         "FIG" shall have the meaning set forth in the Preamble hereto.

         "FIG Board Recommendation" shall have the meaning set forth in Section 5.14.

         "FII" shall have the meaning set forth in the Preamble hereto.

         "Final Proposed Schedules" shall have the meaning set forth in Section 13.10.

         "FIOF" shall have the meaning set forth in the Preamble hereto.

         "FIS" shall have the meaning set forth in the Preamble hereto.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Goodwill" shall have the meaning set forth in Section 2.1.7.

         "Government Bid" shall have the meaning set forth in Section 6.30.1.

         "Government Contract" shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Government Bid, change order, or other contractual commitment of any kind relating to the Business or to which any of the Sellers is a party or has an interest, including, but not limited to, any Contract between any Seller and (i) any Governmental Authority, (ii) any prime contractor of any Governmental Authority, or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above.

         "Government Contract Novations" shall mean, with respect to any Government Contract, an instrument reasonably satisfactory in form and substance to Purchaser pursuant to which all of each Seller's rights, claims, benefits and liabilities thereunder shall have been validly conveyed, transferred, assigned and novated to Purchaser by all parties thereto.

         "Governmental Approvals" shall have the meaning set forth in Section 2.1.8.

         "Governmental Authority" shall mean any Federal, state, regional, municipal, or local government, or other political subdivision thereof, U.S. or foreign, or any entity, authority, agency, court, representative or Person exercising executive, legislative, judicial, regulatory or administrative functions on behalf of such governmental entity or subdivision.

         "Hazardous Substance" shall mean all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, dangerous, or toxic, pursuant to any Environmental Law or any other law, rule, regulation, order, decree, or ordinance having the force of law, of any Governmental Authority, including, without limitation, all hazardous substances, oils, pollutants or contaminants as such terms are defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as the same have been and may hereafter be amended from time to time.

         "Indebtedness" shall mean, with respect to any Person, any obligations (including, without limitation, principal, accrued interest, reimbursement or indemnity obligations, prepayment penalties and fees) with respect to indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property, except such balance that constitutes a trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, together with any guarantee of any item that would constitute Indebtedness under the foregoing provision. The amount of any Indebtedness outstanding as of any date shall be the principal amount or accrued value thereof, plus accrued interest and other obligations, as of such date or, in the case of any guarantee or other contingent obligation, the maximum liability that may arise under such guarantee or contingent obligation.

         "Indemnifiable Claim" shall mean any Loss for or against which any party is entitled to indemnification under this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 11.5.

         "Indemnifying Party" shall have the meaning set forth in Section 11.5.

         "Initial Escrow Amount" shall mean $1,000,000, which shall be deposited by Purchaser with the Escrow Agent on the Closing Date pursuant to Section 3.3.

         "Intangible Personal Property" shall have the meaning set forth in
Section 2.1.5.

         "Interim Balance Sheet" shall have the meaning set forth in Section 6.8.1.

         "Inventory" shall mean all inventories, including, without limitation, inventories of raw materials, scrap, spare parts, work in progress, materials, supplies, finished goods and consigned goods, owned by any of the Sellers or in which any of the Sellers has any interest (including the right to use) or otherwise relating to the Business, whether located on the premises of any of the Sellers, in transit to or from such premises, in storage facilities or otherwise.

         "IRS" shall mean the Internal Revenue Service.

         "Labor Agreements" shall mean, collectively, (i) all employment agreements, collective bargaining agreements or other labor agreements to which any of the Sellers is a party or by which any of the Sellers or any of their respective properties is bound; (ii) all pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans or contracts (including ERISA Plans) to which any of the Sellers is a party or by which any of the Sellers or their respective assets or properties is bound; and (iii) all plans or agreements under which "fringe benefits" (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employees of any of the Sellers.

         "Law" or "Laws" shall mean all constitutions, treaties, laws, statutes, codes, regulations, rules, ordinances or other binding actions or requirements of any Governmental Authority, whether domestic, foreign or international.

         "Leased Real Property" shall have the meaning set forth in Section
6.13.

         "Liabilities and Costs" shall mean all indebtedness, claims, liabilities, obligations, responsibilities, losses, diminutions in value, damages, judgments, personal injury, death, punitive damages, economic damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or remedial action studies), fines, penalties and monetary sanctions, and interest, whether accrued, absolute or contingent, and whether or not of a kind required by GAAP to be set forth on a financial statement or in notes thereto.

         "Loss" or "Losses" shall mean all damages, awards, judgments, payments, diminutions in value and other Liabilities and Costs, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Article XI hereof, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

         "Maritime" shall mean Maritime Sales & Leasing, Inc., a Delaware corporation.

         "Maritime Adjustment Amount" shall mean the amount by which the cash purchase price being paid by Purchaser pursuant to the Maritime Purchase Agreement is reduced on account of Assumed Indebtedness, as set forth in the certificate executed by each Seller, Maritime and each shareholder of Maritime and delivered pursuant to Section 9.2.11.

         "Maritime Purchase Agreement" shall have the meaning set forth in
Section 9.17.

         "Material Adverse Effect" shall mean any change in or effect that, either individually or in the aggregate with all other changes or effects, (i) is or would be materially adverse to (y) the assets, results of operations, condition (financial or otherwise) or prospects of the Business, taken as a whole, or (z) the value or utility of the Assets, taken as a whole, or (ii) would materially impair the ability of Purchaser or the Sellers to consummate the transactions contemplated by this Agreement.

         "Material Contract" shall have the meaning set forth in Section 6.28.1.

         "Material Tangible Personal Property" shall have the meaning set forth in Section 6.14.

         "Monthly Financial Statements" shall have the meaning set forth in
Section 5.6.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding five years was, contributed to by any of the Sellers or an ERISA Affiliate.

         "Occurrence" shall have the meaning set forth in Section 6.36.3.

         "Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

         "Owned Real Property" shall have the meaning set forth in Section 6.13.

         "Permitted Encumbrances" shall mean (i) Encumbrances for Taxes on property not yet due and payable or which are being diligently contested in good faith and by appropriate proceedings diligently conducted, and for which any of the Sellers have recorded full and adequate reserves as required by GAAP; (ii) Encumbrances imposed by Law, such as carrier's, warehousemen's and mechanic's liens and other similar liens, which arise in the ordinary course of the Business with respect to obligations not yet due or being diligently contested in good faith by appropriate proceedings and for which any of the Sellers shall have recorded full and adequate reserves as required by GAAP; (iii) Encumbrances arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security benefits other than any lien imposed by ERISA; (iv) Encumbrances incurred or deposits made in the ordinary course of the Business to secure surety bonds, provided that such Encumbrances shall extend only to cash collateral for such surety bonds; and (iv) Encumbrances, set forth on Schedule 1.

         "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, bank, unincorporated organization or government or any department, agency or political subdivision thereof or other legal entity.

         "Plan" shall have the meaning given in ERISA ss.3(3) (other than a Multiemployer Plan) in respect of which any of the Sellers or any ERISA Affiliate is, or within the immediately preceding five years was, an "employer" as defined in Section 3(5) of ERISA.

         "Prepaid Items" shall have the meaning set forth in Section 2.1.6.

         "Products" shall mean products, technology and services manufactured, sold, licensed, under development or otherwise exploited or provided by any of the Sellers, including replacement parts or components sold by any of the Sellers for other products.

         "Projections" shall have the meaning set forth in Section 6.8.1.

         "Proxy Statement" shall have the meaning set forth in Section 5.14.1.

         "Purchased Contracts" shall have the meaning set forth in Section
2.1.3.

         "Purchased Records" shall have the meaning set forth in Section 2.1.4.

         "Purchaser" shall have the meaning set forth in the Preamble hereto.

         "Purchaser Documents" shall mean all other agreements, instruments, certificates and other documents to be executed and delivered by or on behalf of Purchaser in connection with this Agreement.

         "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 11.1.

         "Real Property" shall have the meaning set forth in Section 2.1.9.

         "Recall" shall have the meaning set forth in 6.36.1.

         "Receivables" shall have the meaning set forth in Section 2.1.2.

         "Refund Claims" shall have the meaning set forth in Section 5.19.

         "Representative" shall mean FIG, as representative of the Sellers under the Sellers Representative Agreement, or any successor representative or representatives appointed under the Sellers Representative Agreement.

         "Restrictive Covenants" shall mean the covenants and agreements of the Sellers contained in Sections 5.17, 5.18 and 12.1.

         "Sandlin" shall mean David E. Sandlin.

         "Sandlin Employment Agreement" shall have the meaning set forth in
Section 9.14.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC Reports" shall have the meaning set forth in Section 6.33.1.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Sellers" shall have the meaning set forth in the Preamble hereto.

         "Seller Documents" shall mean all other agreements, instruments, certificates and other documents to be executed and delivered by or on behalf of any Seller, David E. Sandlin or John R. Bone in connection with this Agreement.

         "Seller Financial Statements" shall have the meaning set forth in
Section 6.8.1.

         "Sellers' Assumed Indebtedness Schedule" shall have the meaning set forth in Section 3.2.1.

         "Sellers' Incomplete Schedules" shall have the meaning set forth in
Section 13.10.

         "Sellers Indemnified Parties" shall have the meaning set forth in
Section 11.2.

         "Sellers' Knowledge" shall mean the knowledge of any officer of any Seller after reasonable investigation.

         "Sellers Representative Agreement" shall have the meaning set forth in
Section 5.16.

         "Services" shall mean services provided or sold by any of the Sellers in the operation of the Business, or which any of the Sellers is a sub-contractor for, or has sub-contracted to, another Person.

         "Shareholder Meeting" shall have the meaning set forth in Section 5.15.

         "Subsidiary" or "Subsidiaries" shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Tangible Personal Property" shall have the meaning set forth in
Section 2.1.1.

         "Taxes" shall have the meaning set forth in Section 2.4.2.

         "Tax Returns" shall mean, collectively, all Federal, state, foreign and local tax reports, returns, information returns and other related documents required to be filed by any relevant taxing authority.

         "Total Purchase Price" shall have the meaning set forth in Section 3.1.

         "Transaction Proposal" shall have the meaning set forth in Section 5.7.

         "Unaudited Interim Financial Statements" shall have the meaning set forth in Section 6.8.1.

         "U.S. Government" shall mean any Governmental Authority of the Federal government of the United States of America.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

         "Warranty Claims" shall have the meaning set forth in Section 5.19.

         "Warranty Work" shall have the meaning set forth in Section 5.20.

                                   ARTICLE II

                      ASSETS ACQUIRED; LIABILITIES ASSUMED

         Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Sellers and Purchaser herein set forth, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Sellers, all of each Seller's right, title and interest, as of the Closing Date, in and to the Assets. The Assets shall be conveyed free and clear of all liabilities, obligations and Encumbrances, other than the Assumed Liabilities and Permitted Encumbrances. For purposes of this Agreement, the term "Assets" shall mean all of the goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Sellers, which are used in, or which were acquired in connection with, the operation of the Business, excepting only the Excluded Assets and any of the foregoing which relate exclusively to the Excluded Assets. The Assets shall include, but not be limited to, the following:

         2.1.1 all furniture, fixtures, equipment, machinery, aircraft, aircraft engines, aircraft components, electronic warfare equipment, trucks, boats, automobiles, tools, supplies, spare parts, computer hardware, construction in progress and other tangible assets which are owned by any of the Sellers or in which any of the Sellers has an interest or which are used or useful in the operation of the Business or relate to the Assets, including, without limitation, any equipment or other tangible assets subject to a lease between any Seller and any other Seller, and those items described on Schedule 6.14 (the "Tangible Personal Property");

         2.1.2 all accounts, notes, accounts receivable, contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise, which are owned by any of the Sellers or in which any of the Sellers has an interest, together with all guarantees, security agreements and rights and interests securing the same, including, without limitation, that certain note receivable due April 2005 in the original principal amount of $600,000 made by Reliance Aerotech Atlantic, Inc. in favor of FIG (the "Receivables");

         2.1.3 all of the rights and benefits accruing under all Contracts, including all Government Contracts, and all Contracts entered into by any Seller after the date hereof and until the Closing Date in compliance with the terms of this Agreement (the "Purchased Contracts");

         2.1.4 all operating data, files, general records, Customer Lists, employee records, correspondence and other written records of each Seller to the extent relating to the Business or the Assets, wherever located (the "Purchased Records");

         2.1.5 all of the intellectual property rights, marketing rights, proprietary rights and other intangible properties which are owned by any of the Sellers or in which any of the Sellers has an interest or which are used or useful in the operation of the Business or relate to the Assets, including, without limitation, (i) the rights to the corporate names of the Sellers; (ii) trademarks, service marks, trade names, and each registration and application for any of the foregoing; (iii) statutory, common law and registered copyrights, and each registration and application therefor; (iv) patents and associated inventions, industrial models, processes and designs, technical information, know-how and operating, maintenance or other manuals and each registration and application for any of the foregoing; (v) "software" and associated documentation; (vi) trade secrets, including related processes or items of know-how or other technical data; and (vii) those items described on Schedule
6.12 (the "Intangible Personal Property");

         2.1.6 all prepaid and deferred items that relate to the Business or the Assets, including all prepaid rentals and unbilled charges, fees and deposits (the "Prepaid Items");

         2.1.7 all of the goodwill of the Business as a going concern (the "Goodwill");

         2.1.8 all of the Sellers' respective rights to the authorizations, certificates, consents, clearances, approvals, waivers, carrier licenses, exceptions, variances, franchises, permissions, permits, filings, publications, declarations, notices, licenses, rights or other forms of required permission from, of or with any Governmental Authority, which shall include, without limitation, each environmental and operating permit and license that is required for the ownership, use and operation of any facility owned or leased by any of the Sellers, or the conduct by the Sellers of the Business (the "Governmental Approvals");

         2.1.9 all real property owned or leased by any of the Sellers or in which any of the Sellers has any interest or estate (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon and attached thereto; all of any Seller's rights arising out of ownership or use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto (the "Real Property");

         2.1.10 all cash and cash equivalents;

         2.1.11 all of the Inventory relating to the Business;

         2.1.12 all rights and claims against third parties arising out of, relating to or in respect of the Business and/or the Assets, including, without limitation, all causes of action, rights of recovery and rights of set-off of any kind, all rights under express or implied warranties from suppliers to any Seller and all other interests in or claims, rebates, refunds or payments from or against vendors; and

         2.1.13 all other properties, tangible or intangible, not otherwise referred to above, which are owned by any of the Sellers or in which any of the Sellers has an interest or which are used or useful in the operation of the Business or relate to the Assets, other than those, if any, which constitute Excluded Assets or relate exclusively to the Excluded Assets.

         Section 2.2 Excluded Assets. Anything to the contrary set forth in
Section 2.1 notwithstanding, the Assets shall exclude: (i) the Total Purchase Price and each Seller's respective rights under this Agreement and the other Purchaser Documents; (ii) any shares of capital stock of FII, FIA, FIS, FAI and FIOF; (iii) the corporate minute books and stock records of FIG, FII, FIA, FIS, FAI and FIOF; and (iv) the assets described on Schedule 2.2 (collectively "Excluded Assets").

         Section 2.3 Assumed Liabilities. Pursuant to an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, and as further consideration for the purchase and sale of the Assets, Purchaser shall, from and after the Closing Date, assume, perform, discharge and pay when due those obligations and liabilities of the Sellers relating to the Business which are specifically set forth in this Section 2.3, but only to the extent specifically set forth in this Section 2.3 and subject to any contrary provisions which may be contained in Section 2.4:

         2.3.1 the obligations of the Sellers for Indebtedness reflected on the Sellers' Assumed Indebtedness Schedule and included in the calculation of the Adjustment Amount in an amount not to exceed the outstanding principal amount reflected on the Sellers' Assumed Indebtedness Schedule, together with interest accruing thereon from and after the Closing, but not to the extent arising out of any breach or default thereof prior to the Closing;

         2.3.2 all unpaid or unperformed obligations or liabilities of each Seller under the Purchased Contracts assigned to Purchaser hereunder arising from and after the Closing, but not to the extent arising out of any breach or default thereof or other activities prior to the Closing;

         2.3.3 all unpaid or unperformed obligations or liabilities of each Seller under the Governmental Approvals assigned to Purchaser hereunder arising from and after the Closing, but not to the extent arising out of any breach or default thereof or other activities prior to the Closing;

         2.3.4 all trade payables of the Sellers to third-parties who are not Affiliates of any Seller or Associates of any Seller and that were incurred in the ordinary course of the Business, consistent with past practice, or that are listed on Schedule 2.3.4;

         The items listed above in Sections 2.3.1 through 2.3.4 are collectively referred to as the "Assumed Liabilities".

         Section 2.4 Excluded Liabilities. Except to the extent expressly assumed by Purchaser pursuant to Section 2.3, Purchaser shall not assume or be liable for any liabilities or obligations of any Seller, whether the same are direct or indirect, fixed, contingent or otherwise, known or unknown, whether existing on the Closing Date or arising thereafter as a result of any act, omission or circumstance taking place prior to the Closing. The liabilities not specifically assumed by Purchaser pursuant to Section 2.3 hereof shall be referred to herein collectively as the "Excluded Liabilities." Excluded Liabilities shall include, but not be limited to, the following:

         2.4.1 the obligations and liabilities of each Seller arising under this Agreement;

         2.4.2 the obligations of each Seller for any and all taxes imposed by any Federal, state, or local, or any foreign taxing authority, including, without limitation, all income, gross receipts, sales, capital gains, windfall profits, severance, stamp, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, value added, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on, minimum, estimated or other tax or customs duty of any kind whatsoever (including interest, penalties and additions to tax or additional amounts relating to Taxes thereto) (collectively, "Taxes") arising from the operations of any Seller or the Business prior to Closing. For purposes of this definition, any interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax or additional amounts relating to Taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

         2.4.3 the obligations of any Seller for Taxes imposed by any Governmental Authority on or arising out of the sale or transfer of the Assets pursuant to this Agreement;

         2.4.4 the obligations of any Seller for fees or expenses incurred in connection with the negotiation, preparation or approval of this Agreement and/or the sale of the Assets pursuant hereto, including, without limitation, the fees and expenses of counsel, independent auditors, brokers, bankers, investment bankers and other advisers, except as otherwise expressly provided herein;

         2.4.5 all liabilities or obligations of any nature to any past or present shareholder of any Seller or other Affiliate or Associate of any Seller or any severance, "parachute" or similar payment to any officer, director, employee or consultant of any Seller arising by virtue of the transactions contemplated by this Agreement;

         2.4.6 all liabilities arising from the ownership and operation of the Business prior to the Closing, including, without limitation, all liabilities in respect of Indebtedness, unless such Indebtedness is reflected on the Sellers' Assumed Indebtedness Schedule and included in the calculation of the Adjustment Amount;

         2.4.7 all unpaid or unperformed wages, salaries, payroll taxes, sick pay, fringe benefits and other employee benefits of any employees of the Sellers;

         2.4.8 all liabilities arising from the operation of any successor liability Laws, including, without limitation, "bulk sales" statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject Purchaser or the Assets to the claims of any creditors of any Seller, or would subject any of the Assets to any Encumbrances or other restrictions;

         2.4.9 all liabilities or obligations of any Seller not related to the operation of the Business;

         2.4.10 all liabilities or obligations of each Seller which pertain solely to the Excluded Assets;

         2.4.11 all liabilities or obligations of any Seller in respect of litigation of any kind or nature arising as a result of any act, omission or circumstance taking place prior to the Closing, including, without limitation, any adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting any Seller, the Business or the Assets, including, without limitation, all Liabilities and Costs and other obligations arising in connection with the litigation set forth on Schedule 6.19;

         2.4.12 all liabilities or obligations of any Seller arising in connection with the adoption, maintenance or termination of any Plan, including, without limitation, any Plan listed on Schedule 6.21; and

         2.4.13 all liabilities or obligations of any Seller relating to the accrual of employee bonuses or other compensation, or compensation payable as a result of the transactions contemplated by this Agreement.

         Section 2.5 Contested Obligations. Nothing contained in this Agreement shall require Purchaser to pay or discharge any debts, obligations or liabilities expressly assumed hereby so long as Purchaser shall in good faith contest the amount or validity thereof.

                                  ARTICLE III

                        PURCHASE PRICE AND PAYMENT TERMS

         Section 3.1 Purchase of the Asset by Purchaser; Total Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser shall purchase the Assets and assume the Assumed Liabilities from the Sellers and pay to the Representative, on behalf of the Sellers, the Total Purchase Price. The "Total Purchase Price" shall consist of $6,500,000 (the "Base Purchase Price"), minus the Adjustment Amount, if any.

         Section 3.2 Payment of Purchase Price.

         3.2.1 On the Closing Date, the Sellers shall prepare and deliver to Purchaser a schedule in the form attached hereto as Exhibit C listing the amount and detailing each category of Assumed Indebtedness as of the Closing Date (the "Sellers' Assumed Indebtedness Schedule"). The Sellers' Assumed Indebtedness Schedule will be prepared and certified by the Chief Executive Officer and the Chief Financial Officer of each Seller and Maritime and by the shareholders of Maritime.

         3.2.2 At the Closing, Purchaser shall deliver:

         (a) to the Representative, on behalf of the Sellers, the Base Purchase Price, minus the Adjustment Amount, if any, and minus the Initial Escrow Amount, by wire transfer of immediately available funds in the City of New York to an account specified by the Representative not later than 5 days prior to the Closing Date; and

         (b) to the Escrow Agent, the Initial Escrow Amount to be held by the Escrow Agent pursuant to the Escrow Agreement by wire transfer of immediately available funds in the City of New York to an account specified by the Escrow Agent.

         Section 3.3 Escrow Agreement; Initial Escrow Amount. Purchaser shall deposit the Initial Escrow Amount in escrow with the Escrow Agent for the purpose of satisfying any liabilities of the Sellers to the Purchaser Indemnified Parties pursuant to Article XI whereby the Sellers have agreed to indemnify the Purchaser Indemnified Parties against certain Losses. The Purchaser Indemnified Parties shall be entitled to disbursements from the Escrow Fund in respect of their Indemnifiable Claims in accordance with the procedures set forth in the Escrow Agreement. The Initial Escrow Amount, less the aggregate amount of all pending and resolved Indemnifiable Claims of the Purchaser Indemnified Parties, shall be paid to the Representative, on behalf of the Sellers, by the Escrow Agent on the business day following the nine-month anniversary of the Closing Date, in accordance with the provisions of the Escrow Agreement. The remaining portion of the Escrow Fund shall be disbursed by the Escrow Agent in accordance with the provisions of the Escrow Agreement.

         Section 3.4 Transfer Taxes. All Taxes and other governmental charges (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the transfer of the Assets or the assumption of Assumed Liabilities, as contemplated by this Agreement, shall be paid by the Sellers.

         Section 3.5 Allocation of Purchase Price. It is understood that the total consideration to be received by the Sellers for the transfer of the Assets to Purchaser and the Restrictive Covenants shall be the Total Purchase Price, plus Purchaser's assumption of the Assumed Liabilities. Such total consideration, including the Total Purchase Price, shall be reported on IRS Form 8594 as allocated on Schedule 3.5. Each party hereto further agrees that said party shall not file any Tax Return (or treat any item or items thereon) nor make any other statement or submission to the IRS, any comparable state agency, or any other Governmental Authority, which Tax Return, item, statement or submission is inconsistent in whole or in part with the foregoing allocation.

                                   ARTICLE IV

                                   THE CLOSING

         Section 4.1 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Winston & Strawn, 200 Park Avenue, New York, New York, as soon as practicable, but in no event later than 5 business days, after the satisfaction or waiver of the conditions set forth in Articles IX and X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Purchaser and the Sellers may agree. The date of the Closing is herein referred to as the "Closing Date."

         Section 4.2 Relinquishment of Control. At the Closing, the Sellers shall turn over actual possession and control of all of their respective Assets to Purchaser by taking such action that may be required or reasonably requested by Purchaser to effect such transfer of possession and control.

         Section 4.3 Closing Date Deliveries. At the Closing, Purchaser and the Sellers shall deliver or cause to be delivered to each other the deliveries required by Articles IX and X hereof.

         Section 4.4 Further Assurances. Subject to the terms and conditions herein provided, each of the parties agrees to use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using its Best Efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement. In addition, each Seller shall provide such information and assistance as Purchaser shall reasonably request or require in connection with the financing of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Seller shall use its Best Efforts to cause its accountants, attorneys, advisors, employees and other representatives to cooperate with Purchaser in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, by executing and delivering any bill of sales or other documents or applications required by the Federal Aviation Administration. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including obtaining any Government Contract Novations, the proper officers and directors of the Sellers and Purchaser shall take all such necessary action.

         Section 4.5 Financing. Purchaser shall use its Best Efforts to obtain the financing necessary to permit Purchaser to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                                CERTAIN COVENANTS

         Section 5.1 Access to Books and Records and Personnel. Upon reasonable prior notice during normal business hours, the Sellers shall at all times prior to the Closing Date make the facilities, books, accounts, Inventory, equipment, records (financial and other), technical information and data, Customer Lists, Contracts and such other documents and information regarding the Business available for examination, audit and inspection, including access for the purposes of conducting accounting and environmental audits, by Purchaser and its officers, employees, financial advisors, financing sources, consultants, accountants, attorneys and authorized representatives. The Sellers shall furnish Purchaser as promptly as practicable with such documents or copies thereof, and other information concerning the Business, including, without limitation, all pertinent financial and operating data or other periodic financial information, a complete list of all aircraft, identifying each by manufacturer, model, year, airframe serial number, FAA tail or N-Number, engine manufacturer and serial number and propeller serial number, if applicable, and such other required information requested by Purchaser regarding aircraft owned or operated by any Seller, and any additional related information as Purchaser shall, from time to time, reasonably request. In addition, the Sellers shall give Purchaser and its representatives access at mutually agreed upon times and places to such officers, managers, employees, accountants, advisors and other non-legal representatives of the Sellers as Purchaser shall reasonably request. No investigation by Purchaser shall, however, diminish or obviate in any way, or affect Purchaser's right to rely upon, any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or any of the other Seller Documents.

         Section 5.2 Post-Closing Access. It is recognized that the Sellers may need tax, financial or other data after the Closing Date with respect to the Assets or the Business (or any combination thereof) covering the fiscal periods prior to the Closing Date for the purpose of preparing Tax Returns for such periods. Purchaser will render reasonable cooperation and will afford reasonable access during normal business hours to all books, records, data and personnel concerning the Assets and the Business with respect to periods prior to and including the Closing Date to the Sellers and their auditors, accountants, counsel or other authorized representatives for such purpose.

         Section 5.3 Notice of Certain Events. On or prior to the Closing Date, each Seller shall promptly notify Purchaser in writing upon any such Seller becoming aware of the occurrence of any of the following:

         5.3.1 the commencement of any proceeding or litigation at law or in equity or before any Governmental Authority involving any Seller or the Business;

         5.3.2 a violation by any Seller (or notice of potential violation) of any Environmental Law or other Law that could have an adverse effect on the Business or the Assets or that could impair the ability of Purchaser or the Sellers to consummate the transactions contemplated by this Agreement;

         5.3.3 the commencement or threat of any actions, suits, claims, investigations or proceedings against, relating to or involving or otherwise affecting any party hereto involving at least $50,000;

         5.3.4 any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement;

         5.3.5 any condition set forth in this Agreement to be unsatisfied as of the Closing Date;

         5.3.6 any Transaction Proposal, including, without limitation, the terms proposed and the identity of the offeror;

         5.3.7 material damage to any of the Assets in an amount in excess of $50,000;

         5.3.8 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         5.3.9 any occurrence, event or circumstance affecting or relating to the Assets or the Business that is outside the ordinary course of the Business and that involves at least $50,000; or

         5.3.10 any event which has had or might reasonably be expected to have a Material Adverse Effect or which if known as of the date hereof would have been required to be disclosed to Purchaser;

provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to any party's obligations hereunder.

         Section 5.4 Conduct of Business by the Sellers. Between the date of this Agreement and the Closing Date, the Sellers shall cause the Business to be operated only in the ordinary course and consistent with past practice. The Sellers will use their respective Best Efforts to (i) preserve intact the Business and the business organization of each Seller, (ii) maintain in effect all material licenses, permits, and approvals of Governmental Authorities which are necessary for the conduct of the Business, (iii) maintain, preserve and keep the Assets in good condition and repair, normal wear and tear excepted, (iv) keep available the services of the Sellers' present management and workforce, and (v) maintain good business relationships with lenders, suppliers, customers, lessors and others having business dealings with any of the Sellers. Except as otherwise contemplated by or permitted by this Agreement, or as otherwise consented to or approved by Purchaser in writing, which consent shall not be unreasonably withheld, each Seller shall not:

         5.4.1 amend its Articles of Incorporation, Bylaws or other organizational documents or take any corporate or other action if any such amendment or action would have an adverse effect on the ability of any of the Sellers to consummate the transactions contemplated by this Agreement or otherwise adversely affect the Business or the value, utility or transferability of the Assets;

         5.4.2 purchase, redeem or agree to purchase or redeem any shares of its capital stock, options, warrants or rights to purchase shares of capital stock or securities of any kind convertible or exchangeable for shares of capital stock;

         5.4.3 except as set forth on Schedule 5.4, increase the compensation or rate of compensation payable or to become payable to any of the present or former employees, directors, consultants or officers of any Seller, nor make any increase in compensation or rate of compensation or benefits payable or to become payable to employees, directors, consultants or officers of any Seller who are parties to separation, severance, or employment agreements with any Seller, nor enter into any separation, severance, "change in control" or similar agreements with any of its present or former employees, officers, consultants or directors, nor enter into any written or oral employment agreement;

         5.4.4 except as set forth on Schedule 5.4, set aside or pay to any present or former officer, director, consultant or employee of any Seller any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit, or other extraordinary compensation, nor adopt, amend, fund or commit itself to fund any employee benefit plan or account related to any Plan with or for the benefit of any of the present or former employees, consultants, directors or officers of any Seller;

         5.4.5 acquire any business entity or all or substantially all of the assets of a business entity or make any other investment outside the ordinary course of the Business;

         5.4.6 except as set forth on Schedule 5.4, make any capital expenditures, the aggregate amount of which are in excess of $50,000, other than
(i) emergency repairs, and (ii) those scheduled in the Sellers' capital expenditure budget for 2002, a copy of which has been provided to Purchaser;

         5.4.7 other than trade payables incurred in the ordinary course of the Business, create or incur any Indebtedness or other Liabilities and Costs (absolute or contingent) in excess of $50,000 in the aggregate;

         5.4.8 make any loan, advance, guaranty or other extension of credit to any Person or enter into any commitment to make any loan, advance, guaranty or other extension or credit, other than to any Seller and other than in the ordinary course of the Business pursuant to existing credit facilities, or enter into any other transaction with any Affiliate or Associate of any Seller or any employee of any Seller (other than any such transaction between one or more of the Sellers);

         5.4.9 create or incur any Encumbrance or fail to take action to discharge any involuntary Encumbrance, against or in respect of any Assets which have a value, individually or collectively, in excess of $50,000, except for Permitted Encumbrances;

         5.4.10 amend, terminate, fail to renew or renegotiate any Material Contract in any manner adverse to any Seller or default (or take or omit to take any action that, with or without the giving of notice or passage of time or both, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of its lender, supplier or customer relationships;

         5.4.11 pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000, other than the payment, discharge or satisfaction, in the ordinary course consistent with past practices of the Business or in accordance with their terms, of liabilities reflected or reserved against in the Interim Balance Sheet, or incurred since January 31, 2002 in the ordinary course of the Business consistent with past practices of the Business and in accordance with the Seller's representations, warranties and covenants contained in this Agreement;

         5.4.12 directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or other extension of credit or the availability of any funds thereunder or under any other agreement or understanding, other than through the use thereof in the ordinary course of the Business or as expressly permitted by this Agreement;

         5.4.13 institute, settle, or agree to settle any claims, actions, or proceedings involving an expenditure in excess of $50,000 in the aggregate, or involving any contingent or non-monetary obligation having value in excess of $50,000 in the aggregate, before any court or other Governmental Authority;

         5.4.14 dispose of or permit to lapse any rights to the use of any Intangible Personal Property utilized in the Business or disclose any Intangible Personal Property utilized in the Business that is not a matter of public knowledge;

         5.4.15 fail to maintain such liability, casualty, property, loss, and other insurance coverage upon the Assets and Products and Services relating to the Business and with respect to the conduct of the Business, on such terms, in such amounts, and with such insurance carriers and to such extent and covering such risks as are maintained on the date hereof;

         5.4.16 dispose of any Assets other than the Excluded Assets, except for dispositions of obsolete or unused property and the sale of Inventory in the ordinary course of the Business consistent with past practice;

         5.4.17 compromise or otherwise settle any claims relating to, or adjust any assertion or claim of a deficiency in, Taxes (or interest thereon or penalties in connection therewith), or file any appeal from an asserted deficiency, except in a form previously approved by Purchaser in writing, or file or amend any Tax Return, in any case before furnishing a copy to Purchaser and affording Purchaser an opportunity to consult with respect thereto;

         5.4.18 make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure;

         5.4.19 introduce any new method of management or operation;

         5.4.20 terminate or fail to renew or preserve any Governmental
Approvals;

         5.4.21 fail to use its Best Efforts to collect Receivables and pay accounts payable in the ordinary course consistent with past practices of the Business;

         5.4.22 declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders (other than dividends or distributions solely to any of the Sellers);

         5.4.23 deviate from past practice in the ordinary course of the Business with respect to maintenance of Inventory;

         5.4.24 fail to comply, in all material respects, with all applicable Laws and Orders, including, without limitation, all Governmental Approvals;

         5.4.25 make extraordinary payments to any Person;

         5.4.26 except as set forth on Schedule 5.4, enter into any transaction with any Affiliate or Associate of any Seller;

         5.4.27 take any action required to be disclosed in Section 5.3; or

         5.4.28 authorize any of, or commit or agree to take any of, the foregoing actions.

In addition to the foregoing, none of the Sellers shall take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue or (ii) any of the conditions to the consummation of the transactions contemplated by and set forth in this Agreement not being satisfied.

         Section 5.5 Regulatory Matters. Each of the Sellers and Purchaser will make, or cause to be made, all other necessary governmental and regulatory filings, as soon as practicable after the date hereof, in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of the Sellers and Purchaser will use its respective Best Efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary Governmental Approvals and consents of all third parties necessary for the consummation of the transactions contemplated by this Agreement. Each of the Sellers and Purchaser shall use its respective Best Efforts to provide such information and communications to Governmental Authorities as such Governmental Authorities may request.

         Section 5.6 Updated Financial Information. From the date hereof until the Closing Date (or the earlier termination of this Agreement), as soon as internally available and in any event within 25 days after the end of each calendar month, FIG shall deliver to Purchaser complete copies of monthly consolidated financial statements of the Sellers (including a balance sheet, statement of income and statement of cash flows) ("Monthly Financial Statements") for the preceding month. Each of the Sellers represents and covenants that, except for normal interim and year-end audit adjustments, the Monthly Financial Statements referred to in the preceding sentence shall be prepared in accordance with GAAP consistently applied (except for changes required by GAAP), and shall fairly present in all material respects the consolidated financial condition and results of operations of the Sellers and the Business as of the dates indicated and for the periods then ended.

         Section 5.7 Transaction Proposals. From the date hereof until the Closing Date (or the earlier termination of this Agreement), none of the Sellers shall authorize or permit its officers, directors, consultants, employees, shareholders, Affiliates, investment bankers, attorneys, advisors, auditors, representatives or agents to, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person or group of Persons relating to any acquisition or purchase of any assets of, or any equity interest in, any of the Sellers, or any tender or exchange offer, merger, consolidation, business combination, recapitalization, restructuring, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, any of the Sellers, or any of their respective assets, other than transactions contemplated by this Agreement (each a "Transaction Proposal"),
(ii) participate in any discussions or negotiations regarding any Transaction Proposal or furnish information about any of the Sellers to any Person except to
(x) lenders and other parties to agreements with any of the Sellers (for the specific purpose set forth in such agreements, which in no event shall include a Transaction Proposal) and (y) Purchaser or its representatives, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or enter into a Transaction Proposal, or (iv) accept, approve or authorize, or enter into any agreement concerning any Transaction Proposal or dispose of any equity interest in any of the Sellers. The Sellers shall, as applicable, use their respective Best Efforts to cause their respective shareholders, Affiliates, agents, officers, directors, investment bankers, advisors, representatives and Affiliates to abide by the terms of this Section 5.7. In the event that any of the Sellers receives or becomes aware of any Transaction Proposal, it shall promptly notify Purchaser in writing of such communication and keep Purchaser informed of any subsequent developments in connection therewith.

         Section 5.8 Customers and Suppliers. Each Seller shall, promptly following the request thereof by Purchaser, seek and use its Best Efforts to arrange such meetings and telephone conferences with all material customers and suppliers of such Seller as may be necessary and appropriate for Purchaser to conduct a comprehensive review of such Seller's relations with its customers and suppliers.

         Section 5.9 Arrangements with Employees. From the date hereof until the Closing Date, the Sellers shall use their respective Best Efforts to retain key employees of the Business and permit Purchaser to approach and negotiate with any or all employees of the Sellers, including, without limitation, managerial personnel, in an effort to persuade them to continue in the employ of the Sellers pending the Closing and thereafter to become employees of Purchaser following the Closing, to the extent so requested by Purchaser. The Sellers shall use their respective Best Efforts to assist Purchaser in such negotiations. Notwithstanding the foregoing, Purchaser shall not assume or be liable or responsible for any liabilities or obligations (i) arising under the WARN Act (or any similar Federal, state or local Law), if any, in connection with the termination of employees by any Seller so long as Purchaser provides the Sellers with written notice of its intent to terminate such employees at least 70 days prior to the Closing, (ii) arising out of or resulting from layoffs of any Seller's employees prior to the Closing and/or upon the consummation of the transactions contemplated by this Agreement, and (iii) associated with the termination and severance of all employees of the Sellers other than employees of the Sellers immediately prior to the Closing employed by Purchaser following the Closing Date, including any obligation imposed on the Sellers or Purchaser to provide such employees with continued health, disability or life insurance or other benefits (whether covered by insurance or not).

         Section 5.10 Purchaser's Governmental Approvals. From and after the date hereof, Purchaser and the Sellers shall cooperate and use their respective Best Efforts to enable Purchaser to obtain all (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to all) Governmental Approvals (including all non-assignable Governmental Approvals) from the relevant Governmental Authorities needed by Purchaser to own the Assets and operate the Business after the Closing Date or to consummate the transactions contemplated by this Agreement. Each party shall bear its own costs and expenses incurred in connection with the compliance of its obligations under this Section 5.10.

         Section 5.11 Transfer of Purchased Contracts; Third Party Consents. To the extent that any consent, approval or waiver of a third party with respect to any Purchased Contract, license, permit or certificate is required in connection with the transactions contemplated by this Agreement, the Sellers shall use their respective Best Efforts to obtain such consent, approval or waiver prior to the Closing Date and in the event that any such consent, approval or waiver is not obtained (but without limitation of Purchaser's rights under Section 9.4), the Sellers shall cooperate with Purchaser to ensure that Purchaser obtains the benefits of each such Purchased Contract, license, permit or certificate. All costs, transfer fees and other expenses incurred by the parties in the process of obtaining such consents, approvals or waivers, whether incurred before or after the Closing Date, shall be borne by the Sellers.

         Section 5.12 Provisions Respecting Government Contracts.

         5.12.1 This Section 5.12 sets forth the procedures that the parties will use with respect to the assignment of all Government Contracts and any claim, right or benefit arising thereunder or resulting therefrom.

         5.12.2 With respect to any Government Contract or any claim, right and benefit arising thereunder or resulting therefrom, each of the Sellers and Purchaser will use its Best Efforts to obtain the written consent of the other parties to such Government Contract for the assignment or novation thereof to Purchaser, or written confirmation from such parties reasonably satisfactory in form and substance to Purchaser that such consent is not required. As soon as practicable following the date hereof, with respect to each Government Contract, the Seller party thereto shall submit to the other parties thereto documentation reasonably satisfactory in form and substance to Purchaser and such Seller shall seek the written waiver or approval of the other contracting party or parties thereto to the transfer and assignment of all of such Seller's claims, rights, benefits and liabilities thereunder to Purchaser at the Closing. In this regard, each Seller and Purchaser shall take all actions required or customary under the applicable Federal Acquisition Regulations (as supplemented by any individual agency regulation) and each Seller shall continue to participate fully in, and cooperate fully with, such efforts following the Closing Date.

         5.12.3 If such novation, consent, waiver or confirmation is not obtained with respect to any such Government Contract, each of the Sellers and Purchaser will cooperate in an arrangement reasonably satisfactory to Purchaser and the Sellers under which Purchaser would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser, or under which the Sellers would enforce for the benefit of Purchaser, with Purchaser assuming and indemnifying Sellers with respect to the Sellers' obligations, any and all claims, rights and benefits of the Sellers against a third party thereto. Each Seller will promptly pay to Purchaser when received all monies received by such Seller in connection with any such arrangement.

         5.12.4 No instrument that any Governmental Authority requires any Seller or Purchaser to execute in connection with any novation or assignment contemplated by this Section 5.12 (including, without limitation, a novation agreement as contemplated by Federal Acquisition Regulation 48 C.F.R. Section 42.1204) shall alter the provisions of this Agreement concerning the allocation of assets and liabilities between Purchaser and the Sellers. As to any liability allocated by the provisions of this Agreement to any Seller, the Sellers shall, jointly and severally, indemnify Purchaser against, and hold Purchaser harmless from, any claims by any Governmental Authority against Purchaser for satisfaction of such liabilities pursuant to any such novation instrument. As to any liability allocated by the provisions of this Agreement to Purchaser, Purchaser shall indemnify each Seller against, and hold each Seller harmless from, any claims by any Governmental Authority against such Seller for satisfaction of such liabilities pursuant to such novation instrument.

         Section 5.13 COBRA. To the extent required by Law, each Seller shall have the responsibility for providing health care continuation coverage to any of its employees terminated on or before the Closing Date, any of its employees who decline offers of employment by Purchaser following the Closing and to former employees presently receiving continuation coverage. If any Seller ceases to maintain any group health plan it shall reimburse Purchaser for costs incurred by Purchaser in providing continuation coverage to persons described in the preceding sentence.

         Section 5.14 Preparation of the Proxy Statement.

         5.14.1 As soon as reasonably practicable following the date of this Agreement (and, in any event, no later than five (5) business days after the date hereof), FIG shall prepare a proxy statement relating to a special meeting of FIG's shareholders to be held in connection with this Agreement and related transactions (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the FIG's shareholders, the "Proxy Statement") and, following approval by Purchaser, which shall not be unreasonably conditioned, withheld or delayed, shall file the Proxy Statement with the SEC. The Proxy Statement shall include a recommendation of the Board of Directors of FIG (the "FIG Board Recommendation") that its shareholders vote in favor of this Agreement and the transactions contemplated hereby. FIG shall use its Best Efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. FIG shall use its Best Efforts to cause the Proxy Statement to be mailed to FIG's shareholders as promptly as practicable (and, in any event, within seven (7) business days) after the Proxy Statement is cleared by the SEC.

         5.14.2 If at any time prior to the consummation of the transactions contemplated by this Agreement any event shall occur that is required by Law to be set forth in an amendment of or a supplement to the Proxy Statement, FIG shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Purchaser and FIG shall cooperate with each other in the preparation of the Proxy Statement, and FIG shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Purchaser promptly copies of all correspondence between FIG or any representative of FIG and the SEC with respect to the Proxy Statement. FIG shall give Purchaser and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC. Each of FIG and Purchaser shall use its Best Efforts after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

         Section 5.15 Shareholder Meeting. Unless an Order has been entered preventing it from doing so, FIG shall, through its board of directors, take all action necessary, in accordance with and subject to the Georgia Business Corporation Code and its Amended and Restated Articles of Incorporation and Bylaws, to convene a special meeting of its shareholders not earlier than ten
(10) calendar days after the date the Proxy Statement is first mailed to shareholders, but in no event later than fifty (50) calendar days after the Proxy Statement is first mailed to shareholders, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (such special shareholder meeting, the "Shareholder Meeting"). FIG shall include in the Proxy Statement the FIG Board Recommendation.

         Section 5.16 Sellers Representative Agreement. Each Seller has executed the Sellers Representative Agreement, substantially in the form of Exhibit D (the "Sellers Representative Agreement"), irrevocably appointing the Representative to act on its behalf in connection with the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of all bills of sale, tax certifications and other certificates and documents to be delivered to Purchaser in connection herewith, and a fully-executed copy of such Sellers Representative Agreement has been delivered to Purchaser. Each Seller shall indemnify and hold harmless each other Seller, the Representative and Purchaser for any actions taken by such Seller that are in violation of or inconsistent with the terms of the Sellers Representative Agreement.

         Section 5.17 Noncompetition.

         5.17.1 Restrictions on Competitive Activities. Each Seller, on behalf of itself and its Affiliates (including its officers and members of its board of directors, but excluding Richard Dunleavy and C. Lofton Fouts, Jr.), agrees that after the Closing Purchaser shall be entitled to the goodwill and going concern value of the Business. For these and other reasons and as an inducement to Purchaser to enter into this Agreement, each Seller agrees that for a period of three years after the date hereof neither such Seller nor any of its Affiliates will, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with Purchaser, anywhere in the world, in the performance of services for the United States Department of Defense or other government agencies or that otherwise competes with the Products or Services of the Business as of the Closing Date in each state of the United States and in each foreign jurisdiction in which the Business is conducted or the Products or Services are sold as of the Closing Date. With respect to an Affiliate of any Seller, the restrictions set forth above may be expanded, limited, qualified or otherwise modified in any employment agreement, non-competition agreement or any other agreement entered into by such Affiliate and Purchaser or its Affiliates. With respect to an Affiliate of any Seller, in the event of a conflict between the non-competition provisions contained in any such other agreement and this Agreement, the terms of such other agreement shall control.

         5.17.2 Exceptions. Nothing contained herein shall limit the right of a Seller (or any of its Affiliates) as an investor to hold and make investments in securities of any corporation or other Person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded on the National Association of Securities Dealers Automated Quotation System or in a generally recognized over-the-counter market, provided that the equity interest therein held by such Seller and its Affiliates does not exceed in the aggregate 5% of the outstanding shares or interests in such corporation or other Person.

         5.17.3 Restrictions on Interference with Employees, Customers and Suppliers. To protect Purchaser against any efforts by any Seller to cause its
(i) employees to terminate their employment with Purchaser, each Seller agrees that for a period of three years following the Closing Date, such Seller and its Affiliates will not directly or indirectly (a) induce any employees of the Business to leave Purchaser's employ or to accept any other employment or position, or (b) assist any other entity in hiring any such employee, (ii) customers to terminate their relationship with Purchaser, each Seller agrees that for a period of three years following the Closing Date, such Seller and its Affiliates will not directly or indirectly (a) induce any customers of the Business to cease doing business with Purchaser, or (b) assist any other entity in selling to such customers, and (iii) suppliers to terminate their relationship with Purchaser, each Seller agrees that for a period of three years following the Closing Date, such Seller and its Affiliates will not directly or indirectly (a) induce any suppliers of the Business to stop supplying Purchaser, or (b) assist any other entity in using such suppliers. With respect to an Affiliate of any Seller, the restrictions set forth above may be expanded, limited, qualified or otherwise modified in any employment agreement, non-competition agreement or any other agreement entered into by such Affiliate and Purchaser or its Affiliates. With respect to an Affiliate of any Seller, in the event of a conflict between the non-interference provisions contained in any such other agreement and this Agreement, the terms of such other agreement shall control.

         5.17.4 Special Remedies and Enforcement. The Sellers recognize and agree that a breach by any of them of any of the covenants set forth in Sections 5.17.1, 5.17.2 and 5.17.3 could cause irreparable harm to Purchaser, that remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of any such breach a restraining order or injunction or both may be issued against them, in addition to any other rights and remedies which are available. If any provision of Sections 5.17.1, 5.17.2 or 5.17.3 is more restrictive than permitted by the Laws of the jurisdiction in which enforcement thereof is sought, such provision shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the parties intend that the covenants contained in Sections 5.17.1, 5.17.2 and 5.17.3 shall be construed as a series of separate covenants, one for each state or jurisdiction referred to therein. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.17, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         For purposes of this Section 5.17, the term "Purchaser" shall mean Purchaser and any of its Affiliates.

         Section 5.18 Nondisclosure of Proprietary Data. After the Closing, none of the Sellers nor any of their Affiliates or representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Intangible Personal Property or other proprietary data (including, but not limited to, any Customer List, Contract, record or financial information) concerning the Sellers, the Business or the Assets that any Seller or any Affiliate, Associate or representative of any Seller may have learned as a shareholder, employee, officer, director or representative of any of the Sellers. In addition, none of the Sellers nor any of their Affiliates or representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Purchaser, any confidential information concerning the Sellers or the Business and which may have been learned in any such capacity. The provisions of this Section 5.18 shall be in addition to, and not in lieu of, the terms and provisions of Section 12.1.

         Section 5.19 Refund Claims and Warranty Claims. Certain of the Customer Contracts grant or will grant the customer or another Person a right to reduce the contract price or receive a refund for Products sold and shipped or Services performed. Such claims by customers and other Persons under Contracts that constitute or include the Customer Contracts are referred to in this Agreement as "Refund Claims." Certain of the Customer Contracts also confer warranty and similar rights on customers or other Persons. Such claims under such rights are referred to in this Agreement as "Warranty Claims." Subject to Section 5.20, from and after the Closing, (a) the Sellers shall have full responsibility for all Refund Claims, Warranty Claims, product liability claims and other claims
(i) under all Customer Contracts that were or are completed or performed before the Closing and (ii) with respect to all Products shipped or Services performed by any Seller before the Closing and (b) Purchaser shall have full responsibility for all Refund Claims, Warranty Claims, product liability claims and other claims (i) under all Customer Contracts entered into or performed by Purchaser on or after the Closing and (ii) with respect to all Products shipped or Services performed by Purchaser on or after the Closing.

         Section 5.20 Satisfaction of Warranty and Refund Claims. Purchaser shall perform, at its actual cost, as an independent contractor for the Sellers, all warranty work necessary to satisfy all valid Warranty Claims for which any Seller is responsible pursuant to Section 5.19 ("Warranty Work"). The Sellers shall jointly and severally bear the costs of Warranty Work. In addition, the Sellers shall jointly and severally bear the full amount of any Refund Claims for which any Seller is responsible pursuant to Section 5.19. Purchaser shall use its Best Efforts to consult with the Representative prior to honoring any Refund Claim for which it intends to seek reimbursement from the Representative or any Seller. The Representative shall be given reasonable access to Purchaser's relevant records and personnel to enable it to verify the costs of Warranty Work and the amount of any Refund Claims. Within thirty (30) days of receipt thereof, the Representative, on behalf of the Sellers, shall pay any invoice issued by Purchaser in respect of Warranty Claims or Refund Claims. Purchaser shall perform the Warranty Work competently and in a timely manner and shall bear full responsibility for any defects or claimed defects in any Warranty Work. Following the Closing, Purchaser shall, in general, respond to and deal with customers bringing any Warranty Claims or Refund Claims for which any Seller is responsible pursuant to Section 5.19 in a manner consistent with the practices of the Sellers prior to the Closing.

         Section 5.21 Change Orders. Notwithstanding Sections 5.19 and 5.20, if Purchaser authorizes any change orders or amendments to any Contract that affect the obligations of Purchaser or any Seller under that Contract, the Sellers shall not be required to participate in or bear any cost respecting any Refund Claim or Warranty Claim connected with that change order or amendment.

         Section 5.22 Bulk Sales Law. Prior to and after the Closing Date, the Sellers shall comply with all bulk sale and other similar Laws applicable to the transactions contemplated by this Agreement.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers, jointly and severally, hereby represent, warrant and agree for the benefit of Purchaser as of the date hereof and as of the Closing Date as follows:

         Section 6.1 Organization and Standing of each Seller. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on Schedule 6.1 and has all necessary corporate power and authority to own its properties and assets and to carry on the Business as the same has been and is currently conducted. Each Seller is duly qualified to transact business in all jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Seller has the power and authority to hold all material rights, privileges, franchises, immunities, licenses and permits (governmental and otherwise) and Governmental Approvals necessary to carry on and conduct the Business as the same has been and is currently conducted. FII, FIA, FIS, FAI and FIOF are the only Subsidiaries of FIG that have assets or conduct operations.

         Section 6.2 Authorization and Binding Obligation of each Seller. Each Seller has the necessary corporate power and authority to enter into and perform this Agreement and each of the other Seller Documents to be delivered by it pursuant hereto (to the extent a party thereto), subject only to any required approval by the shareholders of FIG and the terms and conditions hereof. All corporate or other action on the part of each Seller and the directors, officers, and shareholders of each Seller necessary for the authorization, execution and delivery of this Agreement and the other Seller Documents and for the performance of its respective obligations hereunder and thereunder, as the case may be, have been taken (other than, as of the date of this Agreement, with respect to the approval and adoption of this Agreement and the transactions contemplated hereby, by the holders of shares representing a majority of the votes entitled to be cast by holders of outstanding shares of common stock of FIG, which approval and adoption shall have occurred at or prior to the Closing). This Agreement and the other Seller Documents, and the transactions contemplated hereby and thereby, have been unanimously approved by the Board of Directors of each Seller. Each of this Agreement and the other Seller Documents to be delivered by each Seller pursuant hereto, when executed and delivered, shall constitute a valid and legally binding obligation of the Seller party thereto, enforceable against such party in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity). The transactions contemplated by this Agreement and the other Seller Documents (a) are not subject to the provisions of Sections 14-2-1111 and 14-2-1132 of the Georgia Business Corporation Code and (b) are not subject to any other anti-takeover or similar Law. Richard Dunleavy and C. Lofton Fouts, Jr. are, and at all times prior to the Closing will be, "qualified directors" within the meaning Section 14-2-862 of the Georgia Business Corporation Code.

         Section 6.3 Non-Contravention. Except as set forth on Schedule 6.3, neither the execution and the delivery by any Seller of this Agreement or the other Seller Documents (to the extent a party thereto), the performance by the Sellers of their respective obligations hereunder or thereunder, nor the performance or consummation by the Sellers of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the Articles of Incorporation, By-laws or other organizational documents of any Seller, (ii) violate or conflict with any Law or Order to which any Seller, any Asset or the Business is subject or bound which violation or conflict could have an adverse effect (other than a de minimis effect) on the Business or the Assets or could impair the ability of Purchaser or the Sellers to consummate the transactions contemplated by this Agreement, (iii) require the approval of or a filing or registration with any Governmental Authority, (iv) whether after notice or lapse of time or both, violate, breach or conflict with any provision of, result in the loss of a material benefit under, or permit the termination or acceleration of any Material Contract, (v) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any Material Contract or (vi) result in the creation or imposition of any Encumbrance upon any of the Assets. On or prior to the Closing, the Sellers will have obtained all consents, waivers and approvals required under the Material Contracts listed on Schedule 6.3 as a result of the transactions contemplated by this Agreement, and the same shall be in full force and effect.

         Section 6.4 Indebtedness. Schedule 6.4 sets forth the outstanding Indebtedness of each of the Sellers as of the date hereof. Except as set forth on Schedule 6.4, none of the Sellers is in conflict with or in default or violation of (with or without the giving of notice or lapse of time or both) any of the terms of such Indebtedness nor has any event or condition occurred which would give the holders of such Indebtedness the right to accelerate the maturity of or require repayment of such Indebtedness prior to its stated maturity.

         Section 6.5 Ability to Perform Obligations. None of the Sellers is a party to, subject to, or bound by any agreement, Law or Order that could prevent or materially impair (i) the performance of its obligations under this Agreement, (ii) the value or utility of any of the Assets to be conveyed hereunder, (iii) the sale, conveyance, transfer and delivery of, or the right to sell, convey, transfer and deliver, any of the Assets, or (iv) the carrying on of, or the right to carry on, the Business as currently constituted and conducted and as proposed to be conducted.

         Section 6.6 Dividends and Other Distributions. Since April 30, 2001, none of the Sellers has (i) amended its organizational documents, (ii) declared, set aside, made or paid any dividend or other distribution of assets or securities, whether consisting of money, property or any other thing of value, or (iii) purchased or redeemed any shares of its capital stock.

         Section 6.7 Accounting Records. The accounting records of the Sellers that have been furnished to Purchaser accurately and validly reflect, in all material respects, the consolidated operations and financial position of the Sellers and the Business for the periods covered thereby.

         Section 6.8 Financial Statements; Changes; Contingencies.

         6.8.1 Financial Statements. Copies of (i) the audited consolidated balance sheets of the Sellers as of April 30, 2001 (the "April 30 Balance Sheet") and April 30, 2000 and 1999, and the related consolidated statements of income and cash flow for the fiscal years ended April 30, 2001, 2000, and 1999, and the notes thereto (collectively, the "Audited Financial Statements"), and
(ii) unaudited consolidated balance sheet of the Sellers as of January 31, 2002 (the "Interim Balance Sheet") and the related consolidated statements of income and cash flow for the nine month period then ended, and the notes thereto (collectively, the "Unaudited Interim Financial Statements" and, together with the "Audited Financial Statements", the "Seller Financial Statements"), duly certified by the Chief Financial Officer of FIG, have been furnished to Purchaser. The Seller Financial Statements include all Assets and operations of the Business for the periods covered thereby. Except as set forth on Schedule 6.8, the Seller Financial Statements (a) have been prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby, (b) fairly and accurately present the consolidated financial position of the Sellers and the Business as of such dates and the consolidated results of the operations of the Sellers and the Business for the periods covered thereby, (c) contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the Sellers' and the Business' consolidated financial condition and the consolidated results of operations of the Sellers and the Business for the periods covered thereby, (d) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes, with respect to the periods covered thereby and all prior periods, and (e) do not reflect items resulting directly from the transactions contemplated by this Agreement. The projections, dated April 19, 2002, provided to Purchaser ("Projections") were prepared in good faith by the Sellers based on reasonable assumptions.

         6.8.2 No Material Adverse Changes. Since April 30, 2001, whether or not in the ordinary course of the Business, there has not been, occurred or arisen:
(i) any change in or event affecting any of the Sellers, the Assets or the Business that has had or may reasonably be expected to have a Material Adverse Effect; (ii) any strike or other labor dispute affecting any of the Sellers or the Business; or (iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material Asset. Since January 31, 2002, there has not been, occurred or arisen any agreement, condition, action, omission or event which would be prohibited (or require consent) under Section 5.4 had it existed, occurred or arisen after the date of this Agreement.

         6.8.3 Absence of Undisclosed Liabilities. As of April 30, 2001 and January 31, 2002, none of the Sellers had any Liabilities and Costs which were required to be but were not reflected on the April 30 Balance Sheet or the Interim Balance Sheet, respectively. Since January 31, 2002, none of the Sellers had any Liabilities and Costs which were required to be but were not reflected on the Monthly Financial Statements.

         Section 6.9 The Assets. All of the Assets used or required in connection with the operation of the Business are either owned by a Seller or are used by a Seller pursuant to a valid and enforceable leasehold interest, in each case free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that will be released as of the Closing. This Agreement will at the Closing vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Asset in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 6.10 Accounts Receivable. Except as set forth on Schedule 6.10, all Receivables accrued on the April 30 Balance Sheet and all Receivables that have arisen since April 30, 2001 (i) resulted from valid sales in the ordinary course of the Business of the Sellers and represent fully completed bona fide transactions that require no further act on the part of the Sellers to make such Receivables payable by the account debtors; (ii) were, and are, not subject to any claim, counterclaim, offset or deduction to Sellers' Knowledge; (iii) represent valid obligations owing to the Sellers by account debtors that are not Affiliates of the Sellers, which are enforceable in accordance with their respective terms; (iv) are not more than 60 days' past due; and (v) were, and are, owned by the Sellers free and clear of all Encumbrances other than Permitted Encumbrances. This Agreement will at the Closing vest good and marketable title to the Receivables in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 6.11 Inventory. All Inventory of the Sellers consists of items of a quality and quantity useable and saleable in the ordinary course of the Business without mark-down or discount, is of good merchantable quality and is fit for the particular purpose for which it is intended. The value of obsolete, damaged or excess Inventory and of Inventory below standard quality has been written down on the April 30 Balance Sheet or, with respect to Inventory purchased since April 30, 2001, on the books and records of the Sellers and in the Interim Financial Statements or the Monthly Financial Statements, to ascertainable market value, or adequate reserves have been provided therefor, in accordance with GAAP. All such Inventory is owned by the Sellers free and clear of all Encumbrances, other than Permitted Encumbrances, and is located on property owned or leased by a Seller (each such location being listed on Schedule 6.11) or is in transit to one of such locations. No items included in such Inventory are held by the Sellers on consignment from others or held by others on consignment from the Sellers. This Agreement will at the Closing vest good and marketable title to the Inventory in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 6.12 Intangible Personal Property. Schedule 6.12 sets forth, as of the date hereof, (i) a true and accurate identification of each registered and unregistered fictitious business name, trademark, service mark, trade name, Internet domain name and slogan, and each registration and application for any of the foregoing, constituting a part of the Intangible Personal Property; (ii) a true and complete schedule of each statutory, common law and registered copyright, and each registration and application therefor constituting a part of the Intangible Personal Property; (iii) a true and complete schedule of each patent and associated invention, industrial model, process and design, technical information, know-how and operating, maintenance or other manual and each registration and application for any of the foregoing, constituting a part of the Intangible Personal Property; (iv) each item of "software" and associated documentation constituting a part of the Intangible Personal Property; (v) a true and complete list, without extensive or revealing descriptions, of each trade secret constituting a part of the Intangible Personal Property, including each related process or item of know-how or other technical data, and including as to each such trade secret, the specific location of each writing, computer program or other tangible medium containing its complete description, specifications, source codes, charts, procedures, manuals and other descriptive material relating to it; and (vi) a true and complete list of each material Contract to which any Seller is a party either as licensee or licensor relating to any item of the Intangible Personal Property. Except as indicated on Schedule 6.12, the Sellers' transfer to Purchaser of all of their right, title and interest in and to all items of the Intangible Personal Property will not adversely affect in any material respect the current value or usefulness thereof in the possession of Purchaser. Without representation as to title, the Sellers shall provide to Purchaser, for no additional consideration, the practical benefits of any Intangible Personal Property that is currently used in the operation of the Business but is not included in the Assets being conveyed to Purchaser pursuant to this Agreement. Except as indicated on Schedule 6.12:

         6.12.1 one or more of the Sellers is the owner of all right, title and interest in and to each item of the Intangible Personal Property, free and clear of all Encumbrances;

         6.12.2 all patents, copyrights and other state and Federal registrations and all applications therefor listed on Schedule 6.12 are valid and in full force and effect and are not subject to claims of any other Person;

         6.12.3 there are no pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving any Seller concerning any item of the Intangible Personal Property, and, to the Sellers' Knowledge, no such action, proceeding, dispute or disagreement is threatened;

         6.12.4 the Sellers have the right and authority to use each item of the Intangible Personal Property in perpetuity; such use has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, and none of the Sellers has infringed and are not now infringing upon any proprietary right belonging to any other Person;

         6.12.5 with respect to each trade secret comprising a part of the Intangible Personal Property, such trade secret is valid and protectible, and such trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use without reliance on the special knowledge or memory of others; 6.12.6 each Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets; and

         6.12.7 all trade secrets of the Sellers are presently valid and protectible, and are not part of the public knowledge or literature, nor to the Sellers' Knowledge have they been used, divulged or appropriated for the benefit of any Person other than the Sellers or to the detriment of the Sellers.

         This Agreement will at Closing vest good and marketable title to, or a valid and enforceable right to receive and/or use, the Intangible Personal Property in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 6.13 Real Property. Schedule 6.13 contains a true and complete list and brief description of all Real Property which the Sellers own, beneficially or of record, use, have the right to use or require in the operation of the Business. For purposes of this Section (i) "Owned Real Property" shall mean all Real Property which any Seller owns, beneficially or of record, as set forth on Schedule 6.13 and (ii) "Leased Real Property" shall mean all Real Property which any Seller uses or has the right to use pursuant to a leasehold interest or license, as set forth on Schedule 6.13.

         6.13.1 The Sellers have no Owned Real Property.

         6.13.2 The Sellers have the right to occupy all Leased Real Property used in connection with the operation of the Business pursuant to valid and enforceable lease agreements, true and complete copies of which have been previously provided to Purchaser and are listed in Schedule 6.13. Each of the Sellers has complied with the terms of the lease agreements set forth in
Schedule 6.13 to which it is a party, and no event or condition has occurred and is continuing (without regard to notice or lapse of time, or both) that would constitute a breach or default of any such lease agreement or give any party thereto the right to declare a default thereunder. This Agreement will at Closing vest a valid and enforceable leasehold interest to the Leased Real Property in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

         6.13.3 The use, operation and maintenance by the Sellers of the Real Property as currently used, operated and maintained by the Sellers, and the conduct of the Business as currently conducted by the Sellers, does not violate and has not violated any local zoning or similar land use laws or any other applicable Law or Order. The current use of the Real Property is not dependent on a nonconforming use and is not in violation of any local zoning or similar land use law or other governmental regulation.

         6.13.4 The Real Property is adequately serviced by all utilities necessary for the effective operations of the Business and has not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage) or other public services, including, without limitation, sanitary and industrial sewer services, required by the Sellers in the operation of the Business.

         6.13.5 No condemnation or eminent domain proceedings have been initiated by service of process on any of the Sellers which relate to the Real Property, and no such proceedings, to the Sellers' Knowledge, have been filed by any relevant Governmental Authority with respect to the Real Property.

         Section 6.14 Tangible Personal Property. Schedule 6.14 sets forth (i) a description, including the location, of each item of the Tangible Personal Property owned by any of the Sellers having either a depreciated book value or estimated fair market value in excess of $50,000, or not owned by any of the Sellers but in the possession of or used by any Seller in the operation of the Business and having rental payments therefor or an economic value to the

Business in excess of $50,000 per year (the "Material Tangible Personal Property"); and (ii) a description of the owner of, and any Contract relating to the use of, each such item of Material Tangible Personal Property not owned by any Seller and the circumstances under which such property is used. Except as disclosed on Schedule 6.14:

         6.14.1 the Sellers have good and marketable title to or a valid and enforceable leasehold interest in each item of the Tangible Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances;

         6.14.2 each item of the Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted, usable in the ordinary course of the Business, and the operation thereof as conducted during the twelve-month period prior to the date hereof, as presently conducted and as proposed to be conducted is not in any material respect in violation of any applicable building code, zoning ordinance or other Law, including, without limitation, applicable Environmental Laws;

         6.14.3 no item of the Tangible Personal Property has been furnished to any Seller by a customer or other Person other than in connection with a bona fide sale or lease transaction; and

         6.14.4 during the past three years, there has not been any significant interruption in the operations of the Business.

         This Agreement will at Closing vest good and marketable title to, or a valid and enforceable right to receive and/or use, the Tangible Personal Property in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 6.15 Necessary Properties. The Assets include all of the assets, real properties, tangible personal properties, Contracts, Governmental Approvals and intangible properties necessary for the conduct of the Business as conducted during the twelve-month period prior to the date hereof and as presently conducted.

         Section 6.16 Insurance. The Sellers are, and at all times since January 1, 1998 have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by them are in full force and effect.
Schedule 6.16 lists all insurance policies and bonds that are material to the Sellers or the Business. None of the Sellers is in material default under any such policy or bond. Schedule 6.16 summarizes all insurance claims made by the Sellers since January 1, 2000. None of the Sellers has received any notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies. The Sellers have complied with and implemented in all material respects all outstanding (i) requirements of and recommendations of any insurance company that has issued a policy with respect to any of the material Assets or Business of the Sellers and (ii) requirements and recommendations of any Governmental Authority with respect to any such insurance policy.

         Section 6.17 Accounts Payable. All of the accounts payable reflected on the April 30 Balance Sheet and all accounts payable that have arisen since April 30, 2001 arose from bona fide purchases of goods and services in the ordinary course of the Business.

         Section 6.18 Tax Matters.

         For the purposes of this Section 6.18 and Section 2.4.2, the Sellers shall be deemed to include any predecessor of the Sellers or any person or entity from which any Seller incurs a liability for Taxes as a result of transferee liability or by virtue of the application of IRS Regulation Section 1.1502-6 or otherwise. Except as stated in Schedule 6.18:

         6.18.1 The Sellers have duly and timely filed (and prior to the Closing Date will duly and timely file) all Tax Returns due on or prior to the Closing in all jurisdictions (whether Federal, state, local or foreign) in which any such returns were due. All such Tax Returns were prepared in accordance with applicable Law and were true, complete and correct in all material respects. All Taxes shown as due and payable on such Tax Returns have been paid, and there is no current liability for any Taxes due and payable in connection with any such Tax Returns. All Taxes not yet due and payable have been fully accrued on the books of the Sellers, and adequate reserves have been established therefor. Any charges, accruals and reserves for Taxes provided for in the Seller Financial Statements and Monthly Financial Statements are adequate. There are no existing Encumbrances for Taxes upon any of the Assets, except for Permitted Encumbrances. The Sellers have filed a consolidated return for federal tax purposes on behalf of itself and other members of the affiliated group (within the meaning of Section 1504 of the Code) of which it is the parent corporation since at least the date on which it was incorporated. The Sellers have provided the Purchaser with a copy of all Tax Returns, including, but not limited to, all consolidated federal Tax Returns filed by the Sellers for their past five completed fiscal years;

         6.18.2 The Sellers have: (i) withheld all required amounts from their employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums; and (iii) filed all Federal, state, local and foreign Tax Returns with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Code and other applicable Laws;

         6.18.3 None of the Assets is tax exempt use property under Code Section 168(h);

         6.18.4 None of the Sellers has (nor has any Seller previously had) any permanent establishment in any foreign country and none of the Sellers engages (nor has any Seller previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country;

         6.18.5 Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Total Purchase Price;

         6.18.6 There is no Tax sharing or other Tax-related agreement in effect among or between the Sellers and any other Person. None of the Sellers is subject to any partnership, joint venture or other arrangement which is treated as a partnership for Federal or state income Tax purposes;

         6.18.7 Except as set forth on Schedule 6.18, none of the Sellers has ever been a member of any consolidated, combined or unitary group for Federal, state, local or foreign Tax purposes;

         6.18.8 The Federal income Tax Returns of each Seller have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through April 30, 1999; the state income Tax Returns of each Seller have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through the date set forth opposite such state as set forth on Schedule 6.18; no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against any Seller by any Federal, state, local or foreign taxing authority;

         6.18.9 None of the Sellers has executed or filed with any taxing authority (whether Federal, state, local or foreign) any agreement or other document waiving, extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by any Seller with respect to any Taxes is currently in force;

         6.18.10 No Federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Sellers and no additional issues are being asserted against the Sellers in connection with any existing audits of the Seller; and

         6.18.11 There is no agreement, plan, arrangement or other Contract covering any employee or former employee of the Sellers that, individually or collectively, could give rise to the payment by any of the Sellers of any amount that would not be deductible by reason of Code section 280G.

         Section 6.19 Litigation. Schedule 6.19 sets forth an accurate and complete description of every pending or, to the Sellers' Knowledge, threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting any Seller, the Business, any of the Assets or the transactions contemplated by this Agreement. The Sellers have delivered to Purchaser true and complete copies of all relevant court papers and other documents relating to the matters referred to on Schedule 6.19. Except as disclosed on Schedule 6.19:

         6.19.1 no such matter or matters, if decided adversely to any Seller, could reasonably be expected to result, individually or in the aggregate, in liability in excess of $50,000 or have an adverse effect on the Business, the Assets or the transactions contemplated by this Agreement;

         6.19.2 none of the Sellers is in default with respect to any Order by which it is bound or to which its property or any Assets is subject and there exists no Order enjoining or requiring any Seller to take any action of any kind;

         6.19.3 neither the Sellers nor, to the Sellers' Knowledge, any officer or director of any Seller, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the operation or the management of the Business or the Assets; and

         6.19.4 to the Sellers' Knowledge, no basis exists for any claim, investigation, suit or proceeding which, if decided adversely to any Seller, could result in liability in excess of $50,000 or have a Material Adverse Effect.

         Section 6.20 Labor Relations. None of the Sellers is a party to or is subject to any collective bargaining agreement, and there are no strikes or other labor disputes against the Sellers pending or, to the Sellers' Knowledge, threatened. The Sellers have complied in all material respects with all Labor Agreements and all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, and the payment of social security and other payroll related Taxes, and none of the Sellers has received any notice alleging a failure to comply in any material respect with any Law or Order relating to the employment of labor. No material controversies, disputes or proceedings are pending or, to the Sellers' Knowledge, threatened against any Seller with respect to any of their employees. As of the date hereof, to the Sellers' Knowledge, there are no activities or proceedings of any labor union to organize non-unionized employees. All payments due from any of the Sellers for which any claim may be made against any of the Sellers on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the financial statements of the Sellers, except as disclosed on Schedule 6.20. Except as disclosed on
Schedule 6.20, no present or former employee, officer, consultant or director of any Seller will have as of the Closing Date any claim against any Seller or Purchaser for any matter, including without limitation (i) overtime pay for work done through the Closing Date, (ii) wages or salary for work done through the Closing Date, (iii) vacation time off or pay in lieu of vacation time off for the period through the Closing Date, (iv) any violation of any Law relating to minimum wages or maximum hours, workplace conditions, or any other matter, or
(v) injuries or other damages which are not fully covered by the insurance policies of the Sellers. Except as disclosed on Schedule 6.20, there are no employment agreements, severance agreements, indemnity agreements, change of control agreements or similar agreements covering the present or former employees, officers, directors or consultants of any Seller.

         Section 6.21 Employee Benefits.

         6.21.1 Neither the Sellers nor any ERISA Affiliate maintains or contributes to any Plan other than the Plans listed on Schedule 6.21 hereto, and no ERISA Affiliate maintains or contributes to any Multiemployer Plan.

         6.21.2 Each Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from Federal income tax under Section 501(a) of the Code and there has been no event or occurrence since the date of the most recent favorable determination letter that would adversely affect the tax-qualification status of any such Plan. Except as disclosed on Schedule 6.21, neither the Sellers nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.

         6.21.3 Neither the Sellers nor any ERISA Affiliate has breached, in any material respect, any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan. Neither the Sellers nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code.

         6.21.4 Neither the Sellers nor any ERISA Affiliate has ever contributed to a Multiemployer Plan or a Plan subject to Title IV or ERISA or under Section 412 of the Code.

         6.21.5 None of the Sellers has incurred any Liabilities and Costs with respect to post-retirement health care benefits for employees or former employees of the Business other than as required by Section 601 of ERISA.

         Section 6.22 Certain Interests. Except as set forth on Schedule 6.22, no Affiliate of any Seller nor any officer or director of any Seller nor Associate of any such Person has any interest in any property or Asset of the Business. Each of the transactions and agreements set forth on Schedule 6.22 were entered into on an arms-length basis on terms no less favorable to the applicable Seller then would have been available from an unaffiliated third-party. Except as set forth on Schedule 6.22 or as otherwise expressly set forth herein, neither the Purchaser nor any of its Affiliates will have any liabilities or obligations to any Seller or any Affiliate or Associate of any Seller following the Closing.

         Section 6.23 Governmental Approvals; Compliance with Laws. The Sellers possess all Governmental Approvals, including, without limitation, all Environmental Permits, necessary to operate the Business. All such Governmental Approvals are in full force and effect, the Sellers are in compliance in all material respects with their requirements, and no proceeding is pending or, to the Sellers' Knowledge, threatened to revoke or amend any of them. Schedule 6.23 hereto contains a complete list of all material Governmental Approvals held by the Sellers. The operations of the Business comply in all material respects with all applicable Laws, including, without limitation, all Environmental Laws and export control Laws. None of the Sellers is subject to any investigation, judicial or administrative proceeding, or Order of or by a Governmental Authority.

         Section 6.24 Customers. No material customer has decreased materially or, to the Sellers' Knowledge, threatened or expressed an intention to decrease materially its purchases of Services or Products from any Seller since January 1, 1999. Since January 1, 1999, to the Sellers' Knowledge, there has been no termination, cancellation, or limitation of, or any material modification or change in, the business relationship of the Sellers with any customer. The consummation of the transactions contemplated hereby will not, to the Sellers' Knowledge, adversely affect the relationship between the Business and any material customer.

         Section 6.25 Suppliers. No material supplier of materials or services to any of the Sellers has decreased materially or, to the Sellers' Knowledge, threatened or expressed an intention to decrease or limit materially, except upon the request of any of the Sellers, its provision of such materials or services to any Seller since January 1, 1999. Since January 1, 1999, to the Sellers' Knowledge, there has not occurred any termination, cancellation, or limitation of, or any material modification or change in, the business relationships of the Sellers with any supplier of materials or services. The consummation of the transactions contemplated hereby will not, to the Sellers' Knowledge, adversely affect the relationship between the Business and any material supplier.

         Section 6.26 Environmental Matters. For purposes of Section 6.26.1 through 6.26.9, inclusive, the term "Business" shall be deemed to include any predecessor to the Business and any Persons from which the Business has assumed liabilities by contract, operation of Law, or otherwise. Except as disclosed on
Schedule 6.26:

         6.26.1 The Sellers, and the operation of the Business, are in compliance in all material respects with all applicable Environmental Laws and none of the Sellers has received a notice, demand, letter, claim or request for information indicating that any Seller or the Business is or may be in violation of or liable under any Environmental Law;

         6.26.2 There is no civil, criminal, or administrative action, suit, demand, claim, notice of violation, investigation, or proceeding pending against any Seller or otherwise relating to the Assets or the Business or, to the Sellers' Knowledge, threatened against any Seller, the Assets or the Business relating in any way to Environmental Laws;

         6.26.3 To the Sellers' Knowledge, there are no facts or circumstances that material capital expenditures will likely be required within five years of the Closing Date to conduct the Business as it is currently conducted and to maintain compliance with all current and any currently pending or proposed Environmental Laws. None of the Sellers has actual or potential liability for indemnity or similar obligations with respect to any third party under any Environmental Law;

         6.26.4 The Sellers possess all Governmental Approvals required under applicable Environmental Laws ("Environmental Permits") to operate the Business in compliance with such Environmental Laws, and all such Environmental Permits are currently maintained in full force and effect. None of the Sellers has received notice or other communication, and to the Sellers' Knowledge, there are no facts or circumstances, that any such Environmental Permits may be suspended, revoked or modified by any Governmental Authority. Schedule 6.26 contains a true and complete listing of all material Environmental Permits held by the Sellers;

         6.26.5 No Hazardous Substances handled during the operation of the Business have been placed, stored, buried, released, dumped or disposed of on the properties of the Business or any Seller, nor to the Sellers' Knowledge, at any offsite location, including any storage, treatment or disposal facility. No cleanup has occurred at any property owned or operated by any Seller that could reasonably be expected to result in the assertion or creation of an Encumbrance on such property by any Governmental Authority with respect thereto, nor has any such assertion of an Encumbrance been made by any Governmental Authority;

         6.26.6 None of the Sellers has received a written notice or other written communication from any Governmental Authority or other Person seeking information in connection with, or advising it that it is responsible for, or potentially responsible for, costs with respect to a release, a threatened release or a clean-up of Hazardous Substances generated, stored, treated, disposed of or transported by or for any Seller or the Business;

         6.26.7 There is not at, on or in any property owned or operated by any Seller (i) any friable asbestos-containing material; (ii) any poly-chlorinated biphenyls or lead-based paint in concentrations that could impose regulatory obligations on any Seller; or (iii) other than naturally occurring radioactive materials that are present at the property such as radon, any radioactive material, including but not limited to, any source, special nuclear or byproduct material as defined in 42 U.S.C. ss. 2011 et seq., as amended or hereafter amended;

         6.26.8 There are no underground storage tanks or regulated surface impoundments at, on or in any property operated by any Seller; and

         6.26.9 There are no environmental reports, studies, assessments, and sampling data ("Environmental Reports") within any Seller's possession that have been issued since January 1, 1997 by or for any Seller, or by any Governmental Authority, relating to the Business or any of the Assets.

         Section 6.27 Brokers, Finders. Neither this Agreement nor the sale and purchase of the Assets nor any other transactions contemplated by this Agreement was induced by or procured through or otherwise involved in any way any Person acting on behalf of or representing any Seller as broker, finder, investment banker, financial advisor or in any similar capacity.

         Section 6.28 Material Contracts.

         6.28.1 Schedule 6.28 lists each Purchased Contract to which any of the Sellers is a party or to which any Seller or any of the Assets is subject or bound that (a) is a Customer Contract that provides for payments to or performance by any of the Sellers, individually or collectively, in an amount equal to or in excess of $50,000 in the aggregate, (b) represents a Contract upon which any of the Sellers is substantially dependent or the absence of which could have a Material Adverse Effect, (c) is a supplier, vendor or other Contract that provides for payments by the Sellers, individually or collectively, in excess of $50,000 per annum, (d) limits or restricts the ability of any Seller or, after the Closing, Purchaser or its Affiliates to compete or otherwise to conduct its business in any manner or place, (e) provides for a guaranty or indemnity by any Seller in an amount in excess of $50,000, (f) grants a power of attorney, agency or similar authority to another

Person, (g) has an unexpired term as of the date hereof in excess of two years and cannot be terminated by Purchaser after the Closing in accordance with its terms upon not more than 30 days' notice without penalty or cost, (h) provides for the sale of assets or the provision of Services outside the ordinary course of the Business, (i) grants any preferential right to purchase any Assets having a value, individually or collectively, in excess of $50,000, (j) relates to a joint venture, partnership or similar arrangement involving any Seller, the Business or any Asset, (k) represents a Contract for the employment of any director, officer, consultant or employee or a Contract, program or policy providing for benefits or compensation to any director, officer, consultant or employee, (l) is a Contract to which any Affiliate of any Seller, any officer or director of any Seller, or any Associate of any such Person, is directly or indirectly a party, (m) is a Government Contract or (n) governs or evidences any Indebtedness (each of the Contracts described under clauses (a) through (n) being a "Material Contract"). True and complete copies of each Material Contract, including all amendments and supplements thereto, have been furnished to Purchaser. Except as set forth on Schedule 6.28, each Material Contract is valid and enforceable; each Seller party thereto has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by any Seller or, to the Sellers' Knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or the performance hereof will occur. The consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Seller or Purchaser under any Material Contract.

         6.28.2 With respect to each Material Contract (a) each Seller party thereto has complied in all material respects with all requirements of all Laws or agreements pertaining to such Material Contract; (b) all representations and certifications executed, acknowledged or set forth in such Material Contract were complete and correct in all material respects as of the dates they were made (or deemed made), and each Seller party thereto has complied in all material respects with all such representations and certifications; (c) neither any party with whom any Seller has contracted nor any other Person has notified Seller, either in writing or, to the Sellers' Knowledge, orally, that any Seller has breached or violated any Law, Order, certification, representation, clause, provision or requirement pertaining to such Material Contract; (d) none of the Sellers nor, to the Sellers' Knowledge, any third party has terminated or threatened to terminate any such Material Contract for any reason and no cure notice or show cause notice is in effect pertaining to such Material Contract; and (e) no material cost incurred by any Seller pertaining to such Material Contract has been formally questioned or challenged or is the subject of any investigation.

         6.28.3 With respect to the Business there exist (i) no outstanding material disputes against any of the Sellers, either by any party with whom any of the Sellers has contracted or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Purchased Contract; and
(ii) no material disputes between any of the Sellers and any party with whom any of the Sellers has contracted, any prime contractor, subcontractor or vendor arising under or relating to any Purchased Contract. None of the Sellers has any interest in any pending or potential claim against any party with whom any of the Sellers has contracted or any prime contractor, subcontractor or vendor arising under or relating to any Purchased Contract.

         Section 6.29 Absence of Undisclosed Changes. Since April 30, 2001, other than as set forth on Schedule 6.29 or in the Interim Financial Statements, and other than the transactions contemplated by this Agreement, there has not been any entry by any Seller into any commitment or transaction material to the Sellers taken as a whole other than in the ordinary course of the Business. In addition, since April 30, 2001, other than as set forth on Schedule 6.29 or in the Interim Financial Statements, and other than the transactions contemplated by this Agreement, (i) none of the Sellers has incurred any Liabilities and Costs except Liabilities and Costs incurred in the ordinary course of the Business consistent with the past practices of the Sellers, (ii) the Sellers have conducted their businesses only in the ordinary course of the Business consistent with the past practices of the Sellers and have not taken any of the actions proscribed by Section 5.4 and (iii) there has not been (a) any change by any Seller in their accounting methods, principles and practices, (b) any reevaluation by any Seller of any assets (including, without limitation, any write down of inventory or write-off of accounts receivable) other than as required by GAAP, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of any Seller or any redemption, purchase or other acquisition of any of its securities, or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the rate of compensation payable or to become payable to any officer or key employee of any Seller.

         Section 6.30 Government Contracts.

         6.30.1 In addition to the representations and warranties in Section 6.28, with respect to each and every Government Contract referred to in Section
6.28.1 or bid which, if accepted, would result in a Government Contract (a "Government Bid"): (i) each Seller has complied with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) each Seller has complied with all requirements of all material Laws or agreements pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of the dates they were made (or deemed made), and each Seller has complied in all material respects with all such representations and certifications; (iv) all Cost or Pricing Data (as defined in Federal Acquisition Regulation ss. 15.401) and other information submitted by the Sellers or any Seller's subcontractors in support of the negotiation of Government Contracts or Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete; (v) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified any Seller, either in writing or, to the Sellers' Knowledge, orally, that any of the Sellers has breached or violated any Law, Order, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (vi) the Sellers have not terminated any such Government Contract nor have they been notified by the U.S. Government, any prime contractor, subcontractor or any other Person that any such Government Contract has been terminated for any reason and no cure notice or show cause notice is currently in effect pertaining to any such Government Contract or Government Bid; (vii) no material cost incurred by any Seller pertaining to such Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government; and (viii) no money due to any of the Sellers pertaining to such Government Contract or Government Bid has been withheld or offset nor has any claim been made to withhold or offset money, and the Sellers are entitled to all progress payments received with respect thereto.

         6.30.2 (i) None of the Sellers nor, to the Sellers' Knowledge, any of their respective directors, officers or employees is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation of any Seller with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (ii) during the last three years, none of the Sellers has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. There exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

         6.30.3 There exist (i) no outstanding material disputes with any of the Sellers, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid; and (ii) no material disputes between any of the Sellers and the U.S. Government under the Contract Disputes Act of 1978 or any other Federal statute or between any of the Sellers and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. None of the Sellers has any interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. Schedule 6.30 identifies each Government Contract which is currently under audit by the U.S. Government or any other Person that is a party to such Government Contract.

         6.30.4 All material test and inspection results provided by any Seller to the U.S. Government pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to the U.S. Government or to any other Person pursuant to a Government Contract of any article designed, engineered or manufactured in the Business, or any Service provided by any Seller, were complete and correct in all material respects as of the date so provided. The Sellers have provided all material test and inspection results to the U.S. Government and each other Person who is required to receive such information under applicable Law and the terms of the Government Contracts.

         Section 6.31 Clearances. Except to the extent disclosure is prohibited by the Industrial Security Manual, or any manual relating to clearances that may not be disclosed, Schedule 6.31 sets forth listings (including an indication of the type of clearance) of all facility security clearances held by any Seller and all personnel security clearances held by any officer, director, employee, consultant or agent of any of the Sellers. Except as set forth on Schedule 6.31, there are no facility security clearances or personnel security clearances required under applicable Law in connection with the operation of the Business.

         Section 6.32 Disclosure; Due Diligence. No representation or warranty made by any Seller contained in this Agreement and in documents delivered to Purchaser by any Seller, nor any writing, certificate, exhibit, list or other instrument required to be furnished by any Seller to Purchaser pursuant hereto, contains or will contain any material untrue statement of fact or omits or will omit any fact necessary in order to make the statements and information contained herein or therein not materially misleading.

         Section 6.33 SEC Reports.

         6.33.1 Except as set forth in Schedule 6.33, FIG has filed with the SEC all forms, reports, schedules, registration statements, proxy statements and other documents (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") required to be filed by FIG with the SEC since May 1, 1999. As of their respective dates, except as specifically set forth in Schedule 6.33, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act, or the Securities Act, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports. None of FII, FIA, FIS, FAI or FIOF is required to file any form, report or other document with the SEC.

         6.33.2 The Sellers have heretofore furnished to Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by FIG with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         Section 6.34 Information. None of the information supplied by the Sellers for inclusion or incorporation by reference in the Proxy Statement will at the time the Proxy Statement is filed with the SEC or, at the date it or any amendment or supplement thereto is mailed to shareholders, at the time of the Shareholder Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Sellers with respect to statements made therein based on information supplied by Purchaser in writing specifically for inclusion in the Proxy Statement.

         Section 6.35 Customer Warranties and Return Policies. Set forth on
Schedule 6.35 are warranties given and return policies offered by the Sellers to any customers of the Business, together with an historical summary of all warranty and return claims made against any Seller since January 1, 1999. There are not pending or, to the Sellers' Knowledge, threatened, any claims under or pursuant to any warranty or return policy, whether expressed or implied, on Services supplied or Products sold prior to the date of this Agreement by any Seller that are not disclosed or referred to in the Interim Balance Sheet and which are not fully reserved against.

         Section 6.36 Products Liability.

         6.36.1 Claims. Except as disclosed on Schedule 6.36 (i) there is no claim now pending or, to the Sellers' Knowledge, threatened by or before any Governmental Authority alleging any defect in any Product shipped, sold or delivered by the Business or alleging, with respect thereto, the failure of any Seller to warn or any breach by any Seller of any express or implied warranties or representations, nor is there any valid basis for any such claim; (ii) to the Sellers' Knowledge, there has not since January 1, 1999 been any product recall or post-sale warning or similar action (collectively "Recalls") conducted with respect to any Product shipped, sold or delivered by the Business, or any investigation by any Governmental Authority concerning whether to undertake or not undertake any Recalls; and (iii) since January 1, 1997, there have been no material defects in, failures to warn, or breaches of express or implied warranties or representations with respect to, any Product shipped, sold or delivered by any of the Sellers with respect to the Business.

         6.36.2 Compliance With Standards. All testing procedures used and product specifications disclosed to customers by the Sellers comply in all material respects with all applicable Laws and Orders.

         6.36.3 Occurrences. Except as disclosed on Schedule 6.36, there have been no Occurrences within the last five years. For purposes of this Section 6.36.3, "Occurrence" shall mean any occurrence which is caused or allegedly caused by any defect in, or failure to warn or any breach of express or implied warranties or representations with respect to, a Product shipped, sold or delivered by any of the Sellers with respect to the Business which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the Product itself) or other consequential damages.

         Section 6.37 Federal Reserve Board Regulations. None of the Sellers owns any "margin security," as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

         Section 6.38 No Controlling Shareholder. FIG is a "person" and its own "ultimate parent entity" for purposes of, and as defined under, the HSR Act.

                                   ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents, warrants and agrees for the benefit of the Sellers as of the date hereof and as of the Closing Date as follows:

         Section 7.1 Organization and Standing of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all the power and authority necessary to execute this Agreement and consummate the transactions contemplated hereby. As of the date of this Agreement, all of the issued and outstanding capital stock of VTF Corporation is owned by The Veritas Capital Fund, L.P.

         Section 7.2 Authorization and Binding Obligation of Purchaser. Purchaser has full power and authority to enter into and perform this Agreement and all other Purchaser Documents. All action on the part of Purchaser and the directors and officers of Purchaser necessary for the authorization, execution and delivery of this Agreement and all Purchaser Documents and for the performance of all of Purchaser's obligations hereunder and thereunder, as the case may be, have been taken, and each of this Agreement and each of the other Purchaser Documents to be delivered by it pursuant hereto, when executed and delivered, shall constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with their respective terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity).

         Section 7.3 Ability to Perform Obligations. Neither the execution and delivery by Purchaser of this Agreement or the other Purchaser Documents, the performance by Purchaser of its obligations hereunder or thereunder, nor the performance or consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the organizational documents of Purchaser, (ii) violate or conflict with any Law or Order to which Purchaser is subject or (iii) require the approval of or a filing or registration with any Governmental Authority, which, in any event, would impair the ability of Purchaser to perform its obligations under this Agreement.

         Section 7.4 Brokers, Finders. Neither this Agreement nor the sale and purchase of the Assets or any other transaction contemplated by this Agreement was induced by or procured through or otherwise involved in any way any Person acting on behalf of or representing Purchaser as broker, finder, investment banker, financial advisor or in any similar capacity.

         Section 7.5 U.S. Persons. Purchaser is controlled by United States interests and is not subject to foreign ownership, control or interest under applicable U.S. government contracting guidelines.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated by Purchaser or the Representative, on behalf of the Sellers, if the Closing does not occur on or before the close of business on September 30, 2002; provided that the party seeking to terminate this Agreement pursuant to the preceding sentence shall not be, on the date of such termination, in breach of its representations, warranties or covenants under this Agreement. In addition, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

         8.1.1 Mutual Consent. By mutual consent in writing of Purchaser and the Representative, on behalf of the Sellers.

         8.1.2 Conditions to Purchaser's Performance Not Met. By Purchaser by written notice to the Sellers if (i) any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement as set forth in Article IX, (ii) the shareholders of FIG shall not have duly approved the transactions contemplated by this Agreement on or before August 31, 2002, (iii) the condition set forth in Section 9.10 shall not have been satisfied as of September 30, 2002 or (iv) the conditions set forth in Sections 9.5 or 9.11 are not satisfied.

         8.1.3 Conditions to the Sellers' Performance Not Met. By the Representative, on behalf of the Sellers, by written notice to Purchaser if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Article X.

         8.1.4 The Sellers' Material Breach. By Purchaser if there has occurred a material misrepresentation or other material breach by any of the Sellers of its representations, warranties or covenants set forth herein or in any other Seller Document; provided, however, that if such breach is susceptible to cure, the breaching party or parties shall have twenty (20) calendar days after receipt of written notice (which notice includes a summary description of such breach) from Purchaser of its intention to terminate this Agreement if such breach continues in which to cure such breach.

         8.1.5 Purchaser's Material Breach. By the Sellers, if there has occurred a material misrepresentation or other material breach by Purchaser of its representations, warranties or covenants set forth herein or in any other Purchaser Document; provided, however, that if such breach is susceptible to cure, Purchaser shall have twenty (20) calendar days after receipt of written notice (which notice includes a summary description of such breach) from the Representative of its intention to terminate this Agreement if such breach continues in which to cure such breach.

         8.1.6 Assumed Indebtedness. By Purchaser if the Assumed Indebtedness minus the Maritime Adjustment Amount exceeds $41,300,000.

         8.1.7 Final Proposed Schedules. By Purchaser pursuant to Section 13.10.

         Section 8.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 8.3 and 13.2 and Articles XI and XII shall survive any such termination. A termination under Section 8.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

         Section 8.3 Expenses. Without limiting the rights and remedies of any party with respect to a breach of any other party's representations, warranties or covenants under this Agreement or any other document delivered in connection herewith, in the event the transactions contemplated by this Agreement shall not be consummated, the parties hereto shall bear their own respective expenses, as provided in Section 13.2. Notwithstanding the foregoing, in the event that (i) all of the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement, as set forth in Article IX, are satisfied except the conditions set forth in Section 9.10, (ii) the Sellers have not breached any of their respective representations, warranties or covenants under this Agreement and (iii) Purchaser terminates this Agreement pursuant to
Section 8.1.2(iii), Purchaser shall reimburse the Sellers for expenses reasonably incurred by the Sellers in connection with the transactions contemplated by this Agreement in an amount not to exceed $200,000.

                                   ARTICLE IX

                         CLOSING CONDITIONS OF PURCHASER

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

         Section 9.1 Representations, Warranties and Covenants of the Sellers.
(i) All of the representations and warranties made by the Sellers in this Agreement and in the other Seller Documents which they have executed and delivered in connection with this Agreement, shall be true and correct, in the case of any representation or warranty contained in Sections 6.2, 6.5, 6.6, 6.27, 6.37 or 6.38 or any representation or warranty that is qualified as to materiality, in all respects, and in the case of any other representation or warranty, in all material respects, as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly speak as of an earlier date; (ii) the Sellers shall have performed and complied with all agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to Purchaser a certificate signed by the Chief Executive Officer of each Seller to the foregoing effect.

         Section 9.2 Deliveries to Be Made by the Sellers at the Closing. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser the following in form and substance reasonably satisfactory to Purchaser:

         9.2.1 All bills of sale, note endorsements and other documents and instruments of sale, assignment, conveyance and transfer as Purchaser or its counsel may reasonably deem necessary or desirable to sell, assign, convey and transfer to, and to vest, perfect and confirm in Purchaser good, marketable and indefeasible title in and to the Assets, including any documents of conveyance requested by the Federal Aviation Administration;

         9.2.2 The Assets;

         9.2.3 Copies of resolutions of the board of directors and shareholders of each Seller authorizing and approving the execution and delivery of this Agreement and the Seller Documents and the performance by each Seller of its obligations hereunder and thereunder, certified by the Secretary of such Seller;

         9.2.4 An incumbency certificate dated the Closing Date for each Seller executed by the Secretary of such Seller which shall identify the names and titles and bear the signatures of the officers of such Seller individually authorized to execute and deliver this Agreement and the Seller Documents;

         9.2.5 A certificate executed by each Seller certifying that all of such Seller's representations and warranties in this Agreement are true and complete as of the Closing Date (to the extent required pursuant to Section 9.1) and confirming that all conditions set forth in this Article IX have been satisfied and that such Seller has complied with its covenants and other obligations to be performed on or prior to the Closing Date under this Agreement and the Seller Documents, to the extent not waived in writing by Purchaser;

         9.2.6 An opinion of counsel to the Sellers, dated as of the Closing Date, in form and substance satisfactory to Purchaser in its sole discretion;

         9.2.7 Good standing certificates for each Seller, dated as of a date within 10 days of the Closing Date, from the jurisdiction of its incorporation and each other jurisdiction in which it is required to be qualified to do business, and "bring-down" certificates from each such jurisdiction or any independent service company dated the Closing Date;

         9.2.8 Copies of the charter and by-laws of each Seller, in each case certified by the Secretary of the such Seller;

         9.2.9 An affidavit of non-foreign status from each Seller, in the form of Exhibit E;

         9.2.10 A certificate executed by each Person to whom any Seller has any Assumed Indebtedness outstanding as of the Closing Date, certifying the aggregate amount of such Assumed Indebtedness as of the Closing Date, after giving effect to the transactions contemplated by this Agreement;

         9.2.11 If applicable, a certificate executed by each Seller and Maritime and each shareholder of Maritime allocating the amount by which the Assumed Indebtedness exceeds $34,800,000 to the Adjustment Amount and the Maritime Adjustment Amount, in form and substance satisfactory to Purchaser;

         9.2.12 The results of a Uniform Commercial Code, tax and judgment lien search, conducted as of a recent date, demonstrating that the Assets are not subject to any Encumbrances other than Permitted Encumbrances;

         9.2.13 An opinion of counsel or of a qualified title search company as listed by the Federal Aviation Administration and published on Advisory Circular
(AC) Form 4050-55, indicating clear title in the Sellers to all aircraft (including air frames, engines and propellers) listed on Schedule 6.14, other than Permitted Encumbrances; and

         9.2.14 All other documents expressly provided in this Agreement to be delivered to Purchaser at or before the Closing and not delivered to Purchaser before the Closing.

         Section 9.3 Shareholder Approval. The shareholders of FIG shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the FIG's articles of incorporation and applicable law.

         Section 9.4 Third Party Consents. There shall have been obtained all consents, approvals and waivers (other than Government Contract Novations, which shall be sought after the Closing) from parties to Purchased Contracts and others that are required in connection with the transactions contemplated by this Agreement and the Seller Documents, including, without limitation, those set forth on Schedule 6.3, and the same shall be in full force and effect.

         Section 9.5 CAS-MOS Contract. Purchaser shall have been provided with the terms and conditions associated with the redetermination of billing prices in accordance with clauses C-24 and C-25 of the Commercial Air Services Military Operations Support Agreement, dated April 1, 2002 (as amended or modified), together with all supporting documentation and information regarding such agreement, and such terms, conditions, documentation and information are satisfactory to Purchaser in its sole discretion.

         Section 9.6 Orders; Illegality. There shall not be in effect any Law or Order of a Governmental Authority which enjoins, prohibits, makes illegal or materially restricts or otherwise prevents the consummation of the transactions contemplated hereby.

         Section 9.7 Absence of Investigations and Proceedings. There shall be no decree, judgment, Order or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any Governmental Authority pending, or to the Sellers' Knowledge, threatened, to which any of the Sellers, Maritime or Purchaser is or may be a party that could reasonably be expected to adversely affect, in any material respect, the Business or the Assets or which challenges the transactions contemplated by this Agreement or the Maritime Purchase Agreement. No proceeding or formal investigation by any Governmental Authority shall be pending, or, to the Sellers' Knowledge, threatened, with the object of challenging or preventing consummation of the transactions contemplated by this Agreement or the Maritime Purchase Agreement and no other proceedings shall be pending with such object or to collect damages from Purchaser on account thereof.

         Section 9.8 Governmental Approvals. All Governmental Approvals necessary in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 6.23, shall have been obtained and shall be in full force and effect.

         Section 9.9 Absence of Certain Changes. Between the date of this Agreement and the Closing Date, there shall have been no events, occurrences or conditions that have had or could reasonably be expected to have a Material Adverse Effect.

         Section 9.10 Financing. Purchaser shall have obtained the financing, on commercially reasonable terms, necessary to permit Purchaser to consummate the acquisition of the Assets, the assumption of the Assumed Liabilities and the transactions contemplated by this Agreement and the Maritime Purchase Agreement.

         Section 9.11 Due Diligence. Purchaser shall have made such investigations of the Sellers, the Assets and the Business as Purchaser in its sole discretion deems necessary or desirable, including, without limitation, operational results of the Sellers, and Purchaser in each case shall have determined that the results of such due diligence, including the results of any audit conducted by or on behalf of Purchaser, are satisfactory to Purchaser in its sole discretion.

         Section 9.12 Environmental Audits. Purchaser shall have received "Phase I" environmental assessment reports of the environmental condition of the Real Property specified by Purchaser which confirm the correctness of the warranties, representations and covenants of the Company in Section 6.26 hereof and which disclose no condition which could reasonably be expected to have a Material Adverse Affect or could subject the Sellers or Purchaser to liability or remediation costs in excess of $50,000.

         Section 9.13 Release of Liens. The Sellers shall have received Uniform Commercial Code termination statements and mortgage releases sufficient to release all Encumbrances and security interests (except for Permitted Encumbrances or Encumbrances relating to Assumed Liabilities) on the Assets (concurrently with the other transactions occurring at the Closing) and shall have transmitted the same for filing and/or recordation or delivered such documents to Purchaser.

         Section 9.14 Sandlin Employment Agreement. David E. Sandlin shall have executed and delivered to Purchaser or one or more of its Affiliates an employment and non-competition agreement (the "Sandlin Employment Agreement"), between Sandlin and Purchaser or one or more of its Affiliates, containing the terms set forth in Exhibit F and otherwise in form and substance satisfactory to Purchaser, Sandlin and the Sellers.

         Section 9.15 Bone Employment and Non-Competition Agreement. John R. Bone shall have executed and delivered to Purchaser or one or more of its Affiliates an employment and non-competition agreement (the "Bone Employment and Non-Competition Agreement"), between Bone and Purchaser or one or more of its Affiliates, containing the terms set forth in Exhibit G and otherwise in form and substance satisfactory to Purchaser, Bone and the Sellers.

         Section 9.16 Transfer Taxes. The Sellers shall have paid or caused to be paid all Taxes required to be paid in connection with the sale and delivery to Purchaser of the Assets to the extent due and payable or prior to the Closing.

         Section 9.17 Maritime Transaction. The transactions contemplated by the Asset Purchase Agreement, dated as of May 9, 2002, by and between Purchaser and Maritime (the "Maritime Purchase Agreement") shall have been consummated concurrently with the consummation of the transactions contemplated hereby.

         Section 9.18 Retention of Key Employees. Purchaser shall have been given the opportunity to approach and negotiate with all employees of the Sellers in an effort to persuade them to become an employee of the Purchaser following the Closing, and Purchaser, in its sole discretion, shall be satisfied with the arrangements made to ensure that following the Closing, the Purchaser will retain the services of the Sellers' key employees.

         Section 9.19 Escrow Agreement. The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         Section 9.20 Sellers Representative Agreement. Each Seller and the Representative shall have executed and delivered the Sellers Representative Agreement, and a fully-executed copy thereof shall have been furnished to Purchaser.

                                   ARTICLE X

                        CLOSING CONDITIONS OF THE SELLERS

         The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by the Representative on behalf of the Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

         Section 10.1 Representations, Warranties and Covenants of Purchaser.
(i) All of the representations and warranties made by Purchaser in this Agreement and in the other Purchaser Documents, or otherwise in connection with the transactions contemplated hereby, shall be true and correct, in the case of any representation or warranty that is qualified as to materiality, in all respects, and in the case of any representation or warranty that is not so qualified, in all material respects, as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly speak as of an earlier date; (ii) Purchaser shall have performed and complied with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Seller a certificate signed by a duly authorized officer of Purchaser to the foregoing effect.

         Section 10.2 Deliveries to be Made by Purchaser at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to the Representative, on behalf of the Sellers, the following:

         10.2.1 The portion of the Total Purchase Price due at Closing, as provided in Sections 3.2 and 3.3;

         10.2.2 An opinion of Purchaser's counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H;

         10.2.3 A copy of the resolutions of the Board of Directors or other governing body of Purchaser authorizing the execution and delivery of this Agreement, the Purchaser Documents and the performance by Purchaser of its obligations hereunder and thereunder, certified by the Secretary or any Assistant Secretary of Purchaser;

         10.2.4 A certificate by a duly authorized officer of Purchaser to the effect that the representations and warranties in this Agreement are true and complete in all material respects as of the Closing Date and confirming that all conditions set forth in this Article X have been satisfied and that Purchaser has complied with its covenants and other obligations to be performed on or prior to the Closing Date under this Agreement;

         10.2.5 An incumbency certificate, dated the Closing Date, for Purchaser executed by the Secretary or any Assistant Secretary of Purchaser, which shall identify the name and title and bear the signature of each officer of Purchaser individually authorized to execute and deliver this Agreement and the Purchaser Documents;

         10.2.6 Good standing certificates for Purchaser, dated as of a date within 10 days of the Closing Date, from its jurisdiction of organization and each other jurisdiction in which it is required to be qualified to do business, and "bring-down" certificates from each such jurisdiction or an independent service company dated the Closing Date;

         10.2.7 All other documents expressly provided in this Agreement to be delivered to the Sellers at or before the Closing and not delivered to the Sellers before the Closing.

         Section 10.3 Shareholder Approval. The shareholders of FIG shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of FIG's articles of incorporation and applicable law.

         Section 10.4 Orders; Illegality. There shall not be in effect any Law or Order of a Governmental Authority which enjoins, prohibits, makes illegal or materially restricts or otherwise prevents the consummation of the transactions contemplated hereby.

         Section 10.5 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         Section 10.6 Absence of Investigations and Proceedings. No proceeding or formal investigation by any Governmental Authority shall be pending, or, to the best of Purchaser's knowledge, threatened, with the object to challenging or preventing the consummation of the transactions contemplated by this Agreement.

         Section 10.7 Governmental Approvals. All Governmental Approvals necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                                   ARTICLE XI

           INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Section 11.1 Indemnification by the Sellers. The Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser, its Affiliates and their respective shareholders, directors, officers, employees, agents, successors in interest, assigns and representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all Losses which may be incurred or suffered by any such party and which, directly or indirectly, arise out of or result from:

         11.1.1 any inaccuracy in or breach of any of the representations and warranties made by any Seller in or pursuant to this Agreement or in the other Seller Documents;

         11.1.2 any inaccuracy in the Sellers' Assumed Indebtedness Schedule;

         11.1.3 the Excluded Liabilities;

         11.1.4 any breach or nonperformance of any of the covenants or agreements made by any Seller in or pursuant to this Agreement or in the other Seller Documents;

         11.1.5 any matter as to which any Seller in other provisions of this Agreement or in the other Seller Documents has expressly agreed to indemnify Purchaser;

         11.1.6 any third party claim or demand regarding the conduct of the Business prior to the Closing;

         11.1.7 any violation of an applicable Law or Order prior to the Closing by any Seller, including, without limitation, any Environmental Law;

         11.1.8 the generation, use, transportation, treatment, storage, release or disposal, prior to the Closing, of Hazardous Substances by, or at any property or facility of, any Seller, or at any offsite location, at any time prior to the Closing;

         11.1.9 the presence of Hazardous Substances at any property or facility of any Seller arising from pre-Closing operations, whether or not discovered, prior to the Closing;

         11.1.10 the failure of the Sellers to pay the costs of any Warranty Work and the amount of any Warranty Claims or Refund Claims for which any Seller is responsible pursuant to Sections 5.19 and 5.20;

         11.1.11 the invalidity, unenforceability of, or claims of material breach or default arising under, any Contract based on facts, occurrences or circumstances arising upon or prior to the Closing; or

         11.1.12 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing the indemnity provided by this Section 11.1.

         Section 11.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless the Sellers from and against any Losses of the Sellers, their respective Affiliates and their respective shareholders, directors, officers, employees, agents, successors in interest, assigns and representatives (collectively, the "Sellers Indemnified Parties") which may be incurred, directly or indirectly, by any such party as a result of, or based upon or arising from:

         11.2.1 any inaccuracy in or breach of any of the representations and warranties made by Purchaser in or pursuant to this Agreement or in the other Purchaser Documents;

         11.2.2 the Assumed Liabilities;

         11.2.3 any breach or nonperformance of any of the covenants or agreements made by Purchaser in or pursuant to this Agreement or in the other Purchaser Documents;

         11.2.4 any matter as to which Purchaser in other provisions of this Agreement or in the other Purchaser Documents has agreed to indemnify the Sellers;

         11.2.5 any third party claim or demand against any Sellers Indemnified Party regarding the conduct of the Business following the Closing (other than a claim based on any action taken by any Sellers Indemnified Party following the Closing as an employee, representative or agent of Purchaser or its Affiliates or otherwise);

         11.2.6 any violation of Law following the Closing by Purchaser (except for any violation of Law with respect to which the Sellers or any other Indemnified Party are obligated to provide indemnity under this Agreement); and

         11.2.7 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing the indemnity provided by this Section 11.2.

         Section 11.3 Cooperation. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense any books, records or other documents within its control and access to employees that are reasonably requested in the course of such defense.

         Section 11.4 Limitations on Indemnification. The Sellers shall not be required to indemnify any Purchaser Indemnified Parties under Section 11.1 unless the aggregate of all amounts for which indemnity would otherwise be payable by the Sellers exceeds $75,000 (except with respect to any inaccuracy in or breach of the representations and warranties contained in Sections 6.1, 6.2, 6.5, 6.18, 6.27 and 6.38 and except for any indemnity rights pursuant to Section
11.1.2 and 11.1.3, with respect to which this threshold shall not apply), and, in such event, the Sellers shall be responsible for the entire amount. The Sellers' indemnity obligations under Section 11.1.1 with respect to any breach of the representations and warranties under Article VI (except with respect to any inaccuracy in or breach of the representations and warranties contained in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.8, 6.15, 6.18, 6.19, 6.21, 6.26, 6.27, 6.28,
6.30, 6.35, 6.36 and 6.38) shall be limited, in the aggregate, to $1,000,000. Purchaser shall not be required to indemnify any other Person under Section 11.2 unless the aggregate of all amounts for which indemnity would otherwise be payable by Purchaser exceeds $75,000, and in such event, Purchaser shall be responsible for the entire amount. Purchaser's indemnity obligations under
Section 11.2.1 shall be limited, in the aggregate, to $1,000,000.

         Section 11.5 Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 11.1 or 11.2 or pursuant to any other specific indemnification covenant contained in this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure of a party to give notice under this Section 11.5 shall not relieve any party from liability, unless and to the extent the other party has been materially prejudiced thereby. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless a suit shall have been instituted against it and the Indemnifying Party either (i) shall not have undertaken the defense of such suit after notification thereof as provided in Section 11.6 or (ii) is demonstrably unable to undertake the defense of such suit or satisfy the claims arising thereunder.

         Section 11.6 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed) if it (i) acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim and (ii) demonstrates its ability to undertake the defense of such claim or proceeding and satisfy any liabilities resulting therefrom. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its reasonable discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or such constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one separate firm of attorneys (in addition to any local counsel). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may settle or defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. Notwithstanding the foregoing, however, Purchaser shall in all cases be entitled to control of the defense of any such action if it (i) may result in injunctions or other equitable remedies in respect of Purchaser or the Business; (ii) may result in liabilities which, taken with other then-existing claims by Purchaser under this
Article XI, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the Business or the financial condition of Purchaser including an effect on the Tax liabilities, earnings or ongoing business relationships of Purchaser even if the Seller satisfies all indemnification amounts in full.

         Section 11.7 Survival of Representations and Warranties. Notwithstanding any right of Purchaser and the Sellers to fully investigate the affairs of the other parties hereto and notwithstanding any knowledge of facts determined or determinable by Purchaser or Sellers pursuant to such investigation or right of investigation, whether before or after execution and delivery of this Agreement or the Closing, and notwithstanding any waiver of any condition to the Closing, Purchaser and the Sellers shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement or in any other Seller Documents or Purchaser Documents, as applicable. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, will not affect the right of indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations. Except as otherwise provided herein, each representation, warranty, covenant and agreement of any of the Sellers contained herein or in any other Seller Document, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the Closing and any investigation at any time made by or on behalf of Purchaser indefinitely. Notwithstanding the foregoing, (i) the representations and warranties of the Sellers contained in Sections 6.21 and

6.26 shall terminate and expire on the second anniversary of the Closing Date, unless on or prior to such date Purchaser has delivered to the Representative a written notice of a claim with respect to any such representation or warranty,
(ii) the representations and warranties of the Sellers contained in Sections
6.18 shall terminate and expire on the third anniversary of the Closing Date, unless on or prior to such date Purchaser has delivered to the Representative a written notice of a claim with respect to any such representation or warranty, and (iii) all other representations and warranties contained in Article VI (other than those contained in Sections 6.1, 6.2, 6.5, 6.27 and 6.38, which shall survive the execution and delivery of this Agreement and the Closing and any investigation at any time made by or on behalf of Purchaser indefinitely) shall terminate and expire on the eighteen month anniversary of the Closing Date, unless on or prior to such date Purchaser has delivered to the Representative a written notice of a claim with respect to any such representation or warranty.

         Section 11.8 Survival of Representations and Covenants of Purchaser. With the sole exception of those covenants which are to be performed by Purchaser after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations), each representation, warranty, covenant and agreement of Purchaser contained herein shall survive the execution and deliver of this Agreement and the Closing and shall thereafter terminate and expire on the eighteen month anniversary of the Closing Date, unless, on or before such date, the Representative has delivered to Purchaser a written notice of claim with respect to such representation, warranty, covenant or agreement.

                                  ARTICLE XII

                                 CONFIDENTIALITY

         Section 12.1 Confidentiality of the Sellers. Unless this Agreement shall have been terminated pursuant to Article VIII, each Seller agrees to, and agrees to use its Best Efforts to cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all Intangible Personal Property and information relating to product development, price, distributors, Contracts, Customer Lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations, methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to any of the Sellers, the Business or the Assets, except as may be required by applicable Law, in which event each Seller agrees to, and agrees to use its Best Efforts to cause its agents, representatives, Affiliates, employees, officers and directors to, furnish only that portion of such confidential information which they reasonably believe is legally required to be provided and exercise their reasonable efforts to obtain assurances that confidential treatment will be afforded such information; and
(ii) in the event such Seller or any of its agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may, at the expense of Purchaser, seek a protective order or other remedy. This Section 12.1 shall not apply to any information that, at the time of disclosure, is known to the receiving party before disclosure thereof, is independently developed by the receiving party, is or becomes publicly available through no fault of any Seller or their respective agents, representatives, Affiliates, employees, officers or directors, is obtained by the receiving party from a third party not known by the receiving party to be under any obligation not to disclose such information and which the receiving party has no reason to believe is not otherwise publicly available (provided, however, that once any Seller is advised that information obtained under such circumstance is indeed confidential hereunder, this Section 12.1 shall thereafter apply to such information) or is reasonably necessary in order for any Seller to litigate any claim against Purchaser including, but not limited to, any claim against Purchaser pursuant to this Agreement. Each Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 12.1 are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding the foregoing, the Sellers, with the consent of Purchaser (which consent shall not be unreasonably withheld or delayed), may make such disclosures in connection with defending any claim brought against any Seller or any of its agents, representatives, Affiliates, employees, officers and directors by any third person as may be reasonably necessary in order for such Seller to conduct its defense thereof; provided, however, that each Seller agrees to, and agrees to cause its agents, representatives, Affiliates, employees, officers and directors to, exercise their respective Best Efforts to obtain assurances that confidential treatment will be afforded such information and to seek a protective order or other remedy to preserve the confidentiality of such information.

         Section 12.2 Confidentiality of Purchaser. During the period starting at the execution of this Agreement and ending on the earlier of (A) the Closing Date or (B) the third anniversary of the date of this Agreement, Purchaser agrees to, and agrees to use its Best Efforts to cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all Intangible Personal Property, and information relating to product development, price, distributors, Contracts, Customer Lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations, methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Sellers, the Assets or the Business, except as may be required by applicable Law, in which event Purchaser agrees to, and agrees to use its Best Efforts to cause its agents, representatives, Affiliates, employees, officers and directors to, furnish only that portion of such confidential information which Purchaser reasonably believes is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information; and (ii) in the event that Purchaser or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Sellers with prompt written notice of such requirement so that the Sellers may, at the expense of the Sellers, seek a protective order or other remedy. This Section
12.2 shall not apply to any information that, at the time of disclosure, is known to the receiving party before disclosure thereof, is independently developed by the receiving party, is or becomes publicly available through no fault of Purchaser or any of its agents, representatives, Affiliates, employees, officers and directors, or is obtained by the receiving party from a third party not known by the receiving party to be under any obligation not to disclose such information and which the receiving party has no reason to believe is not otherwise publicly available (provided, however, that once Purchaser is advised that information obtained under such circumstance is indeed confidential hereunder, this Section 12.2 shall thereafter apply to such information) or is reasonably necessary in order for Purchaser to litigate any claim against the Sellers, including, but not limited to, any claim against the Sellers pursuant to this Agreement. Purchaser agrees and acknowledges that remedies at law for any breach of its obligations under this Section 12.2 are inadequate and that in addition thereto the Sellers shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding the foregoing, (x) Purchaser may make such disclosure of confidential information relating to any of the Sellers, the Assets or the Business to its officers, directors, employees, Affiliates, agents, accountants, financial advisors, attorneys, financing sources, direct and indirect shareholders and representatives for bona fide business purposes in connection with this transaction; provided, however, that Purchaser shall advise such Persons of the confidentiality and non-disclosure provisions of this Section
12.2 and be responsible for any violation or breach of such provisions by such Persons, and (y) Purchaser, with the consent of the Sellers (which consent shall not be unreasonably withheld or delayed), may make such disclosures in connection with defending any claim brought against Purchaser or any of its agents, representatives, Affiliates, directors, officers or employees by any third person as may be reasonably necessary in order for Purchaser to conduct its defense thereof; provided, however, that Purchaser agrees to, and agrees to cause its agents, representatives, Affiliates, directors, officers and employees to, exercise their respective Best Efforts to obtain assurances that confidential treatment will be afforded such information and to seek a protective order or other remedy to preserve the confidentiality of such information.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1 Change Corporate Name. Each Seller shall execute such documents and promptly take such action as is necessary to allow Purchaser and its Affiliates to use and register all trademarks, tradenames, corporate names and other Intangible Personal Property being conveyed to Purchaser pursuant to the terms of this Agreement. Within 30 days of the Closing, each Seller shall change its name so as to not include "Flight International," "Flight International Aviation," "Flight Alaska" or any other trade names or trademarks being purchased by Purchaser hereunder.

         Section 13.2 Expenses. Except to the limited extent provided in the last sentence of Section 8.3, the Sellers and Purchaser shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, expenses and disbursements of their respective financial advisors, accountants and counsel. The expenses of the Sellers referred to in this Section
13.2 shall not be Assumed Liabilities.

         Section 13.3 Notices and Other Communications. Every notice or other communication required or contemplated by this Agreement by any party shall be delivered by personal delivery, postage prepaid return receipt requested certified mail, or by facsimile, addressed to the party for whom intended as set forth on Schedule 13.3, or at such other address as the intended recipient previously shall have designated by written notice to the other parties. Notice by certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communication required or contemplated by this Agreement delivered in person or sent by facsimile with answer back receipt shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery or on the date sent if answer back receipt received. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

         Section 13.4 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

         Section 13.5 Written Agreement to Govern. This Agreement constitutes the entire understanding between the parties as to the subject matter hereof, except as may be explicitly set forth in writing in any agreement, certificate or document specifically referenced herein, and cancels any and all previous contracts or agreements between the parties with respect to the subject matter hereof. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of each of the parties hereto. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

         Section 13.6 Assignability. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by any party without the express written consent of the other parties hereto and any such attempted assignment shall be void and unenforceable; provided, however, that Purchaser may transfer or assign this Agreement or any right or obligation hereunder to any of its Affiliates or any financing source at any time prior to or after the Closing. This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assignees, and no other Person shall acquire or have any rights under or by virtue of this Agreement.

         Section 13.7 No Waiver of Rights. All waivers hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

         Section 13.8 Subject Headings. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement. All Section references contained herein shall be deemed to refer to other Sections of this Agreement, unless expressly stated otherwise.

         Section 13.9 Further Assurances. At all times before and after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or to otherwise carry out the purpose of this Agreement.

         Section 13.10 Schedules and Exhibits. The parties acknowledge that the Schedules to this Agreement have not been prepared or are incomplete as of the date hereof (such unprepared or incomplete Schedules being the "Sellers' Incomplete Schedules"). The Sellers shall deliver to Purchaser and its counsel for their review a complete and accurate version of the Sellers' Incomplete Schedules (as so revised, the "Final Proposed Schedules") not later than 30 days after the date of this Agreement. The Sellers shall also provide Purchaser with copies of any supporting documents and such access to those officers and other employees of each Seller and to Sellers' legal counsel and other representatives as may be reasonably requested by Purchaser and its legal counsel in connection with their review of the Final Proposed Schedules. Purchaser shall have the right to terminate this Agreement by written notice to the Representative as described below in the event that Purchaser, in its sole discretion, is not satisfied with the Final Proposed Schedules. Not later than 10 business days after the Final Proposed Schedules, certified by an officer of each Seller, and all such supporting documents and access shall have been provided to and acknowledged by Purchaser in writing, Purchaser shall either (i) advise the Representative that the Final Proposed Schedules are acceptable to Purchaser, whereupon the Final Proposed Schedules shall become the Schedules hereto, or
(ii) advise the Representative that it has determined to terminate this Agreement pursuant to the provisions of this Section 13.10; provided, however, that if Purchaser does not respond within the aforementioned 10 business day period, then Purchaser shall be deemed to have accepted the Final Proposed Schedules. Purchaser will acknowledge receipt of the Final Proposed Schedules and all supporting documents and access referred to above in writing promptly after the same has been furnished to it and its legal counsel. All Schedules and Exhibits referred to in and attached to this Agreement are incorporated herein by such reference as if fully set forth in the text hereof. Any capitalized and undefined terms used in any Schedule attached hereto shall have the same meaning assigned to such term herein. Notwithstanding the foregoing, Purchaser shall not be required to review or consider the Final Proposed Schedules until such time as it has received the final proposed schedules and all supporting documentation and related information under the Maritime Purchase Agreement so long as Purchaser has notified the Representative in writing prior to the end of the aforementioned 10 business day period that it has not received such schedules, documentation or information.

         Section 13.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement should be prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 13.12 Publicity and Reports. The Sellers and Purchaser shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except to the extent required by Law or applicable stock exchange rules or required in connection with Purchaser's financing of the transactions contemplated hereby, no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Purchaser and the Sellers shall consult with each other with respect to the form and content of any application or report made to any Governmental Authority which relates to this Agreement or the transactions contemplated hereby.

         Section 13.13 Parties in Interest; Joint and Several Liability of the Sellers. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for the provisions of Article XI (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons). Nothing in this Agreement is intended to relieve or discharge the obligations of any third Person to (or to confer any right of subrogation or action over against) any party to this Agreement. The obligations of the Sellers under this Agreement shall be joint and several and, unless expressly stated in this Agreement, all actions to be taken by the Sellers hereunder shall be taken jointly or through the Representative.

         Section 13.14 Specific Performance. The Sellers acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, Purchaser would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that Purchaser shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 13.15 GOVERNING LAW; CONSENT TO JURISDICTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICT PROVISIONS) OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT, ON BEHALF OF ITSELF AND ITS SUCCESSORS IN INTEREST AND ASSIGNS, HEREBY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK, IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

                                        PURCHASER:

                                        VTF CORPORATION

                                        By: /s Robert B. McKeon
                                            Name: Robert B. McKeon
                                            Title: President


                                        SELLERS:

                                        THE FLIGHT INTERNATIONAL GROUP, INC.

                                        By: /s/ David E. Sandlin
                                            Name:  David E. Sandlin
                                            Title: President and CEO

                                        FLIGHT INTERNATIONAL, INC.

                                        By: /s/ David E. Sandlin
                                            Name: David E. Sandlin
                                            Title: President and CEO

                                        FLIGHT INTERNATIONAL AVIATION, INC.

                                        By: /s/ David E. Sandlin
                                            Name: David E. Sandlin
                                            Title: President and CEO

                                        FLIGHT INTERNATIONAL SALES AND
                                        LEASING, INC.

                                        By: /s/ David E. Sandlin
                                            Name: David E. Sandlin
                                            Title: President and CEO

                                        FLIGHT ALASKA, INC.

                                        By: /s/ David E. Sandlin
                                            Name: David E. Sandlin
                                            Title: President and CEO

                                        FLIGHT INTERNATIONAL OF FLORIDA, INC.

                                        By: /s/ David E. Sandlin
                                            Name: David E. Sandlin
                                            Title: President and CEO